EXHIBIT 10.1

REVOLVING CREDIT AND SECURITY AGREEMENT

between

WOMEN FIRST HEALTHCARE, INC.

and

CAPITALSOURCE FINANCE LLC

Dated as of
January 21, 2003

REVOLVING CREDIT AGREEMENT

i

	5.19	Non-Subordination	15
	5.20	Accounts	15
	5.21	Survival	16

VI.	AFFIRMATIVE COVENANTS		16

	6.1	Financial Statements, Reports and Other Information	16
	6.2	Payment of Obligations	17
	6.3	Conduct of Business and Maintenance of Existence and Assets	17
	6.4	Compliance with Legal and Other Obligations	17
	6.5	Insurance	18
	6.6	True Books	18
	6.7	Inspection; Periodic Audits	18
	6.8	Further Assurances; Post Closing	18
	6.9	Payment of Indebtedness	19
	6.10	Lien Searches	19
	6.11	Use of Proceeds	19
	6.12	Collateral Documents; Security Interest in Collateral	19
	6.13	Right of First Refusal	20
	6.14	Taxes and Other Charges	20

VII.	NEGATIVE COVENANTS		20

	7.1	Financial Covenants	21
	7.2	Permitted Indebtedness	21
	7.3	Permitted Liens	21
	7.4	Investments; New Facilities or Collateral; Subsidiaries	22
	7.5	Dividends; Redemptions	22
	7.6	Transactions with Affiliates	23
	7.7	Charter Documents; Fiscal Year; Dissolution; Use of Proceeds	23
	7.8	Truth of Statements	23

VIII.	EVENTS OF DEFAULT		24

IX.	RIGHTS AND REMEDIES AFTER DEFAULT		26

	9.1	Rights and Remedies	26
	9.2	Application of Proceeds	27
	9.3	Rights of Lender to Appoint Receiver	27
	9.4	Rights and Remedies not Exclusive	27

X.	WAIVERS AND JUDICIAL PROCEEDINGS		27

	10.1	Waivers	28
	10.2	Delay; No Waiver of Defaults	28
	10.3	Jury Waiver	28

XI.	EFFECTIVE DATE AND TERMINATION		28

	11.1	Effectiveness and Termination	28
	11.2	Survival	29

XII.	MISCELLANEOUS		29

	12.1	Governing Law; Jurisdiction; Service of Process; Venue	29
	12.2	Successors and Assigns; Participations; New Lenders	30
	12.3	Application of Payments	31
	12.4	Indemnity	31
	12.5	Notice	31

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12.6	Severability; Captions; Counterparts; Facsimile Signatures	32
12.7	Expenses	32
12.8	Entire Agreement	32
12.9	Lender Approvals	33
12.10	Confidentiality and Publicity	33
1)	Minimum Outstanding Balance on the Revolving Facility	1
2)	Minimum EBITDA	1
3)	Fixed Charge Coverage Ratio (EBITDA/Fixed Charges)	1
4)	Net Worth	2
5)	Capital Expenditures and Operating Leases	2

iii

CREDIT AND SECURITY AGREEMENT

THIS REVOLVING CREDIT AND SECURITY AGREEMENT (the “Agreement”) dated as of January 21, 2003, is entered into between WOMEN FIRST HEALTHCARE, INC., a Delaware corporation (“Borrower”), and CAPITALSOURCE FINANCE LLC, a Delaware limited liability company (“Lender”).

WHEREAS, Borrower has requested that Lender make available to Borrower a revolving credit facility (the “Revolving Facility”) in a maximum principal amount at any time outstanding of up to FIVE MILLION AND NO/100 Dollars ($5,000,000) (the “Facility Cap”), the proceeds of which shall be used by Borrower for general corporate purposes and working capital needs in connection with its pharmaceutical marketing and sales business; and

WHEREAS, Lender is willing to make the Revolving Facility available to Borrower upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, Borrower and Lender hereby agree as follows:

I.	DEFINITIONS

1.1      General Terms

For purposes of this Agreement, in addition to the definitions above and elsewhere in this Agreement, the terms listed in Appendix A hereto shall have the meanings given such terms in Appendix A, which is incorporated herein and made a part hereof. All capitalized terms used which are not specifically defined shall have meanings provided in Article 9 of the UCC in effect on the date hereof to the extent the same are used or defined therein. Unless otherwise specified herein or in Appendix A, any agreement or contract referred to herein or in Appendix A shall mean such agreement as modified, amended or supplemented from time to time. Unless otherwise specified, as used in the Loan Documents or in any certificate, report, instrument or other document made or delivered pursuant to any of the Loan Documents, all accounting terms not defined in Appendix A elsewhere in this Agreement shall have the meanings given to such terms in and shall be interpreted in accordance with GAAP.

II.	ADVANCES, PAYMENT AND INTEREST

2.1      The Revolving Facility

(a)  Subject to the provisions of this Agreement, Lender shall make Advances to Borrower under the Revolving Facility from time to time during the Term, provided that notwithstanding any other provision of this Agreement, the aggregate amount of all Advances at any one time outstanding under the Revolving Facility shall not exceed either of (a) the Facility Cap and (b) the Availability. The Revolving Facility is a revolving credit facility, which may be drawn, repaid and redrawn, from time to time as permitted under this Agreement. Any determination as to whether there is availability within the Borrowing Base for Advances shall be made by Lender in its Permitted Discretion and is final and binding upon Borrower. Unless otherwise permitted by Lender, each Advance shall be in an amount of at least $1,000. Subject to the provisions of this Agreement, Borrower may request Advances under the Revolving Facility up to and including the value, in U.S. Dollars, of eighty-five percent (85%) of the Borrowing Base minus, if applicable, amounts reserved pursuant to this Agreement (such calculated amount being referred to herein as the “Availability”). Advances under the Revolving Facility automatically shall be made for the payment of interest on the Note and other Obligations on the date when due to the extent available and as provided for herein.

(b)  Lender has established the above-referenced advance rate for Availability and, in its Permitted Discretion, may further adjust the Availability and such advance rate by applying percentages (known as “liquidity factors”) to Eligible Receivables based upon Borrower’s actual recent collection history in a manner consistent with Lender’s underwriting practices and procedures, including without limitation Lender’s review and analysis of, among other things, Borrower’s historical returns, rebates, discounts, credits and allowances (collectively, the “Dilution Items”). Such liquidity factors and the advance rate for Availability may be adjusted by Lender throughout the Term as warranted by Lender’s underwriting practices and procedures in its Permitted Discretion. Also, Lender shall have the right to establish from time to time, in its Permitted Discretion, reserves against the Borrowing Base, which reserves shall have the effect of reducing the amounts otherwise eligible to be disbursed to Borrower under the Revolving Facility pursuant to this Agreement. Lender will use commercially reasonable efforts to notify Borrower of such adjustments and reserves at least three (3) Business Days prior to their implementation; provided, however, that Lender need not provide such notification if a Default or an Event of Default has occurred and is continuing, and any failure of Lender to provide such notice shall not negate the effectiveness or application of any such adjustments and/or reserves.

2.2      The Note; Maturity

(a)  All Advances under the Revolving Facility shall be evidenced by the Note, payable to the order of Lender, duly executed and delivered by Borrower and dated the Closing Date, evidencing the aggregate indebtedness of Borrower to Lender resulting from Advances under the Revolving Facility from time to time. Lender hereby is authorized, but is not obligated, to enter the amount of each Advance under the Revolving Facility and the amount of each payment or prepayment of principal or interest thereon in the appropriate spaces on the reverse of or on an attachment to the Note. Lender will account to Borrower monthly with a statement of Advances under the Revolving Facility and charges and payments made pursuant to this Agreement, and in the absence of manifest error, such accounting rendered by Lender shall be deemed final, binding and conclusive unless Lender is notified by Borrower in writing to the contrary within thirty (30) calendar days of Receipt of each accounting, which notice shall be deemed an objection only to items specifically objected to therein.

(b)  All amounts outstanding under the Note and other Obligations shall be due and payable in full, if not earlier in accordance with this Agreement, on the earlier of (i) the occurrence of an Event of Default if required pursuant hereto or Lender’s demand upon an Event of Default, and (ii) the last day of the Term (such earlier date being the “Revolving Facility Maturity Date”).

2.3      Interest

Interest on outstanding Advances under the Note shall be payable monthly in arrears on the first day of each calendar month at an annual rate of Prime Rate plus 1.25%, provided, however, that, notwithstanding any provision of any Loan Document, the interest on outstanding Advances under the Note shall be not less than 6.0%, in each case calculated on the basis of a 360-day year and for the actual number of calendar days elapsed in each interest calculation period. Interest accrued on each Advance under the Note shall be due and payable on the first day of each calendar month, in accordance with the procedures provided for in Section 2.5 and Section 2.9, commencing February 1, 2003, and continuing until the later of the expiration of the Term and the full performance and irrevocable payment in full in cash of the Obligations and termination of this Agreement.

2.4      Revolving Facility Disbursements; Requirement to Deliver Borrowing Certificate

(a)  So long as no Default or Event of Default shall have occurred and be continuing, Borrower may give Lender irrevocable written notice requesting an Advance under the Revolving Facility by delivering to Lender not later than 11:00 a.m. (New York City time) at least two (2) but not more than four (4) Business Days before the proposed borrowing date of such requested Advance (the “Borrowing Date”), a completed Borrowing Certificate and relevant supporting documentation satisfactory to Lender, which shall (i) specify the proposed Borrowing Date of such Advance which shall be a Business Day, (ii) specify the principal amount of such requested Advance, (iii) certify the matters contained in Section 4.2.

(b)  Each time a request for an Advance is made that would increase the balance of the outstanding Advances to an amount greater than $1,500,000, and, in any event and regardless of whether an Advance is being requested, within five (5) Business Days after the end of each month during the Term (and more frequently if Lender shall so request) until the Obligations are indefeasibly paid in cash in full and this Agreement is terminated, Borrower shall deliver to Lender a Borrowing Certificate accompanied by a separate detailed aging and categorizing of Borrower’s accounts receivable and accounts payable and such other supporting documentation with respect to the figures and information in the Borrowing Certificate as Lender shall reasonably request from a credit or security perspective or otherwise.

(c)  Lender shall also make additional Advances to Borrower without the requirement of a Borrowing Certificate (“Automatic Advance”) after Lender has received collections in the Concentration Account. The respective amounts of such Automatic Advances shall be that amount, if any, necessary to make the total outstanding Advances under the Revolving Facility equal to $1,500,000. Lender will use its best efforts to make such Automatic Advances on a Business Day that is within two (2) Business Days of the receipt of collections in the Concentration Account by the Lender. Borrower hereby represents that any change in the Borrowing Base that would reduce Availability to below $1,500,000 will be reported to Lender within two (2) Business Days. Borrower further represents that all representations and warranties made in the Borrowing Certificate most recently submitted prior to an Automatic Advance shall apply to such Automatic Advance and that Borrower shall notify Lender of any changes thereto.

(d)  On each Borrowing Date, Borrower irrevocably authorizes Lender to disburse the proceeds of the requested Advance to the appropriate Borrower’s account(s) as set forth on Schedule 2.4, in all cases for credit to the appropriate Borrower (or to such other account as to which the appropriate Borrower shall instruct Lender) via Federal funds wire transfer no later than 4:00 p.m. (New York City time).

2.5      Revolving Facility Collections; Repayment; Borrowing Availability and Lockbox

Borrower shall maintain one or more lockbox accounts (individually and collectively, the “Lockbox Account”) with one or more banks acceptable to Lender in its Permitted Discretion (each, a “Lockbox Bank”), and shall execute with each Lockbox Bank one or more agreements acceptable to Lender in it Permitted Discretion (individually and collectively, the “Lockbox Agreement”), and such other agreements related thereto as Lender may require. All collections of Borrower’s respective Accounts and all other cash payments received by Borrower will be paid and delivered directly from Account Debtors and other Persons into the appropriate Lockbox Account. The Lockbox Agreements shall provide that the Lockbox Banks immediately will transfer all funds paid into the Lockbox Accounts into a depository account or accounts maintained by Lender or an Affiliate of Lender at such bank as Lender may communicate to Borrower from time to time (the “Concentration Account”). Notwithstanding and without limiting any other provision of any Loan Document, Lender shall apply, on a daily basis, all funds transferred into the Concentration Account pursuant to the Lockbox Agreement and this Section 2.5 in such order and manner as determined by Lender. To the extent that any Accounts collections of Borrower or any other cash payments received by Borrower are not sent directly to the appropriate Lockbox Account but are received by Borrower or any of its Affiliates, such collections and proceeds shall be held in trust for the benefit of Lender and immediately remitted (and in any event within two (2) Business Days), in the form received, to the appropriate Lockbox Account for immediate transfer to the Concentration Account. All funds transferred to the Concentration Account for application to the Obligations under the Revolving Facility shall be applied to reduce the Obligations under the Revolving Facility, but, for purposes of calculating interest hereunder, shall be subject to a five (5) Business Day clearance period. If as the result of collections of Accounts and/or any other cash payments received by Borrower pursuant to this Section 2.5 a credit balance exists with respect to the Concentration Account, such credit balance shall not accrue interest in favor of Borrower, but shall be available to the appropriate Borrower in accordance with the terms of this Agreement. If applicable, at any time prior to the execution of all or any of the Lockbox Agreements and operation of all or any of the Lockbox Accounts, Borrower and its Affiliates shall direct all collections or proceeds they receive on Accounts to the accounts(s) and in the manner specified by Lender in its sole discretion.

2.6      Promise to Pay; Manner of Payment

Borrower absolutely and unconditionally promises to pay principal, interest and all other amounts payable hereunder, or under any other Loan Document, without any right of rescission and without any deduction whatsoever, including any deduction for any setoff, counterclaim or recoupment, and notwithstanding any damage to, defects in or destruction of the Collateral or any other event, including obsolescence of any property or improvements. All payments made by Borrower (other than payments automatically paid through Advances under the Revolving Facility as provided herein), shall be made only by wire transfer on the date when due, without offset or counterclaim, in U.S. Dollars, in immediately available funds to such account as may be indicated in writing by Lender to Borrower from time to time. Any such payment received after 2:00 p.m. (New York City time) on the date when due shall be deemed received on the following Business Day. Whenever any payment hereunder shall be stated to be due or shall become due and payable on a day other than a Business Day, the due date thereof shall be extended to, and such payment shall be made on, the next succeeding Business Day, and such extension of time in such case shall be included in the computation of payment of any interest (at the interest rate then in effect during such extension) and/or fees, as the case may be.

2.7      Repayment of Excess Advances

Any balance of Advances under the Revolving Facility outstanding at any time in excess of the lesser of the Facility Cap or the Availability shall be immediately due and payable by Borrower without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred or is continuing and shall be paid in the manner specified in Section 2.9.

2.8      Payments by Lender

Should any amount required to be paid under any Loan Document be unpaid, such amount may be paid by Lender, which payment shall be deemed a request for an Advance under the Revolving Facility as of the date such payment is due, and Borrower irrevocably authorizes disbursement of any such funds to Lender by way of direct payment of the relevant amount, interest or Obligations. No payment or prepayment of any amount by Lender or any other Person shall entitle any Person to be subrogated to the rights of Lender under any Loan Document unless and until the Obligations have been fully performed and paid irrevocably in cash and this Agreement has been terminated. Any sums expended by Lender as a result of Borrower’s or any Guarantor’s failure to pay, perform or comply with any Loan Document or any of the Obligations may be charged to Borrower’s account as an Advance under the Revolving Facility and added to the Obligations.

2.9      Grant of Security Interest; Collateral

(a)  To secure the payment and performance of the Obligations, Borrower hereby grants to Lender a continuing security interest in and Lien upon, and pledges to Lender, all of its right, title and interest in and to the following (collectively and each individually, the “Collateral”), which security interest is intended to be a first priority security interest:

(i)  all of such Borrower’s present and future Accounts, other than Accounts described in Sections (b) through (u) of the definition of Eligible Receivables in Appendix A, now owned or hereafter acquired, and all Instruments and Chattel Paper relating to or arising out of any of the foregoing;

(ii)   all Lockbox Accounts;

(iii)  all Books and Records, whether now owned or hereafter acquired; and

(iv)  any and all additions to any of the foregoing, and any and all replacements and proceeds (including insurance proceeds) of any of the foregoing.

(b)  Notwithstanding the foregoing provisions of this Section 2.9, such grant of a security interest shall not extend to, and the term “Collateral” shall not include, any asset, interest or property of Borrower to the extent that (i) such asset, interest or property is not assignable or capable of being encumbered as a matter of law or under the terms of any license or other agreement applicable thereto (but solely to the extent that any such restriction shall be enforceable under applicable law) without the consent of the licensor thereof or other applicable party thereto, and (ii) such consent has not been obtained; provided, however, that the foregoing grant of a security interest shall extend to, and the term “Collateral” shall include, each of the following: (1) any and all proceeds of any such asset, interest or property included in subclauses (i) through (iv) of clause (a) that is otherwise excluded to the extent that the assignment, pledge or encumbrance of such proceeds is not so restricted, and (2) upon obtaining the consent of any such licensor or other applicable party with respect to any such otherwise excluded asset, interest or property included in subclauses (i) through (iv) of clause (a), such asset, interest or property, as well as any and all proceeds thereof that might theretofore have been excluded from such grant of a security interest and from the term “Collateral.”

(c)  Upon the execution and delivery of this Agreement, and upon the proper filing of the necessary financing statements without any further action, Lender will have a good, valid and perfected first priority Lien and security interest in the Collateral (other than with respect to property or assets covered by Permitted Liens), subject to no transfer or other restrictions or Liens of any kind in favor of any other Person except for Permitted Liens. No financing statement relating to any of the Collateral is on file in any public office except those (i) on behalf of Lender, and/or (ii) in connection with Permitted Liens.

2.10    Collateral Administration

(a)  All tangible Collateral (excluding Lockbox Accounts) will at all times be kept by Borrower at the locations set forth on Schedule 5.18B hereto and shall not, without thirty (30) calendar days prior written notice to Lender, be moved therefrom, and in any case shall not be moved outside the continental United States.

(b)  Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit such records to Lender on such periodic bases as Lender may reasonably request. In addition, if after the Closing Date, Accounts of Borrower in an aggregate face amount in excess of $25,000 become ineligible because they fall within one of the specified categories of ineligibility set forth in the definition of Eligible Receivables, Borrower shall notify Lender of such occurrence on the first Business Day following such occurrence and the Borrowing Base shall thereupon be adjusted to reflect such occurrence. If requested by Lender, Borrower shall execute and deliver to Lender formal written assignments of all of its Accounts that are Eligible Receivables monthly as Lender may request, including all Accounts that are Eligible Receivables created since the date of the last assignment, together with copies of claims, invoices and/or other information related thereto. To the extent that collections from such assigned accounts exceed the amount of the Obligations, such excess amount shall not accrue interest in favor of Borrower, but shall be promptly provided to Borrower (and in any event within two (2) Business Days of Lender’s receipt).

(c)  Whether or not an Event of Default has occurred, any of Lender’s officers, employees, representatives or agents shall have the right, at any time during normal business hours, in the name of Lender, any designee of Lender or Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrower. Borrower shall cooperate fully with Lender in an effort to facilitate and promptly conclude such verification process.

(d)  To expedite collection, Borrower shall endeavor in the first instance to make collection of its Accounts for Lender. Lender shall have the right at all times after the occurrence and during the continuance of an Event of Default (i) to notify Account Debtors owing Accounts that are Eligible Receivables to Borrower that their Accounts have been assigned to Lender and (ii) to collect such Accounts directly in its own name and to charge its reasonable and actual collection costs and expenses, including reasonable attorney’s fees, to Borrower.

(e)  Prior to the Closing, as and when determined by Lender in its Permitted Discretion, Lender will perform the searches described in clauses (i) and (ii) below against Borrower and any Guarantor (the results of which are to be consistent with Borrower’s representations): (i) UCC searches with the Secretary of State and local filing offices, as necessary, of each jurisdiction where Borrower and/or any Guarantor maintains its respective executive offices, a place of business or assets; and (ii) judgment, federal tax lien and corporate and partnership tax lien searches, in each jurisdiction searched under clause (i) above. After the Closing, as and when determined by Lender in its Permitted Discretion, Lender will perform the searches described in clauses (x) and (y) below against Borrower and Guarantors (the results of which are to be consistent with Borrower’s representations and warranties under this Agreement), not more often than quarterly at Borrower’s expense, unless a Default or an Event of Default has occurred and is continuing in which case such searches shall be conducted as often as Lender deems reasonably appropriate at Borrower’s expense: (x) UCC searches with the Secretary of State and local filing offices, as necessary, of each jurisdiction where Borrower and/or any Guarantor is incorporated or formed; and (y) judgment, federal tax lien and corporate and partnership tax lien searches, in each jurisdiction where Borrower and/or any Guarantor maintain its respective executive offices, a place of business or assets.

(f)  Borrower (i) shall direct each Account Debtor to make payments to the appropriate Lockbox Account, and Borrower hereby authorizes Lender, upon any failure to send such notices and directions within ten (10) calendar days after the date of this Agreement (or ten (10) calendar days after the Person becomes an Account Debtor), to send any and all similar notices and directions to such Account Debtors, (ii) shall provide prompt written notice to its current bank to transfer all items, collections and remittances in the Lockbox Accounts to the Concentration Account, (iii) after the occurrence and during the continuance of an Event of Default and upon Lender’s request, shall provide prompt written notice to each Account Debtor that Lender has been granted a lien and security interest in, upon and to all Accounts applicable to such Account Debtor and (iv) shall do anything further that may be lawfully and reasonably required by Lender to secure Lender and effectuate the intentions of the Loan Documents. At Lender’s request, Borrower shall immediately deliver to Lender all items for which Lender must receive possession to obtain a perfected security interest and all notes, certificates, and documents of title, Chattel Paper, warehouse receipts, Instruments, and any other similar instruments constituting Collateral.

2.11    Power of Attorney

Lender is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower (without requiring Lender to act as such) with full power of substitution to do the following: (i) upon the occurrence and during the continuance of an Event of Default, endorse the name of Borrower upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to such Person and constitute collections on its Accounts that are Eligible Receivables; (ii) upon the occurrence and during the continuance of an Event of Default, execute in the name of such Person any financing statements, schedules, assignments, instruments, documents, and statements that it is or they are obligated to give Lender under any of the Loan Documents; and (iii) do such other and further acts and deeds in the name of such Person that Lender may deem necessary or desirable to enforce any Account that is an Eligible Receivable or other Collateral or to perfect Lender’s security interest or lien in any Collateral. In addition, if any such Person breaches its obligation hereunder to direct payments of Accounts that are Eligible Receivables or the proceeds of any other Collateral to the appropriate Lockbox Account, Lender, as the irrevocably made, constituted and appointed true and lawful attorney for such Person pursuant to this paragraph, may, by the signature or other act of any of Lender’s officers or authorized signatories (without requiring any of them to do so), direct any federal, state or private payor or fiscal intermediary to pay proceeds of Accounts that are Eligible Receivables or any other Collateral to the appropriate Lockbox Account.

III.    FEES AND OTHER CHARGES

3.1      Commitment Fee

On or before the Closing Date, Borrower shall pay to Lender 1.0% of the Facility Cap as a nonrefundable commitment fee.

3.2      Unused Line Fee

Borrower shall pay to Lender monthly an unused line fee (the “Unused Line Fee”) in an amount equal to 0.05% (per month) of the difference derived by subtracting (i) the daily average amount of the balances under the Revolving Facility outstanding during the preceding month, from (ii) the Facility Cap. The Unused Line Fee shall be payable monthly in arrears on the first day of each successive calendar month (starting with the month in which the Closing Date occurs).

3.3      Collateral Management Fee

Borrower shall pay Lender as additional interest a monthly collateral management fee (the “Collateral Management Fee”) equal to .083% per month calculated on the basis of the daily average amount of the balances under the Revolving Facility outstanding during the preceding month. The Collateral Management Fee shall be payable monthly in arrears on the first day of each successive calendar month (starting with the month in which the Closing Date occurs).

3.4      Early Termination Fees

If (i) Borrower terminates the Revolving Facility under Section 11.1 hereof, (ii) Lender demands or Borrower is otherwise required to make payment in full of the Revolving Facility and/or Obligations relating to the Revolving Facility upon the occurrence of an Event of Default, (iii) Lender accelerates the Note, as permitted by this Agreement, or (iv) any payment or reduction of the outstanding balance of the Note and/or the Revolving Facility is made during a bankruptcy, reorganization or other proceeding or is made pursuant to any plan of reorganization or liquidation or any Debtor Relief Law (each, a “revolver termination”), then, at the effective date of any such revolver termination, Borrower shall pay Lender (in addition to the then outstanding principal, accrued interest and other Obligations relating to the Revolving Facility pursuant to the terms of this Agreement and any other Loan Document), as yield maintenance for the loss of bargain and not as a penalty, an amount equal to the applicable Minimum Termination Fee. Notwithstanding any other provisions hereof, no Minimum Termination Fee shall be due if Borrower merges or enters into a business combination with another person and the surviving person becomes Borrower hereunder, or enters into economically similar financing arrangements with Lender.

3.5      Computation of Fees; Lawful Limits

All fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed in each calculation period, as applicable. In no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the interest and other charges paid or agreed to be paid to Lender for the use, forbearance or detention of money hereunder exceed the maximum rate permissible under applicable law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If, due to any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall exceed any such limit, then, the obligation to be so fulfilled shall be reduced to such lawful limit, and, if Lender shall have received interest or any other charges of any kind which might be deemed to be interest under applicable law in excess of the maximum lawful rate, then such excess shall be applied first to any unpaid fees and charges hereunder, then to unpaid principal balance owed by Borrower hereunder, and if the then remaining excess interest is greater than the previously unpaid principal balance, Lender shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate. The terms and provisions of this Section 3.5 shall control to the extent any other provision of any Loan Document is inconsistent herewith.

3.6      Default Rate of Interest

Upon the occurrence and during the continuation of an Event of Default, the Applicable Rate of interest in effect at such time with respect to the Obligations shall be increased by 2.0% per annum (the “Default Rate”).

IV.    CONDITIONS PRECEDENT

4.1      Conditions to Initial Advance and Closing

The obligations of Lender to consummate the transactions contemplated herein and to make the initial Advance under the Revolving Facility (the “Initial Advance”) are subject to the satisfaction, in the Permitted Discretion of Lender, of the following:

(a)  (i) Borrower shall have delivered to Lender (A) the Loan Documents to which it is a party, each duly executed by an authorized officer of Borrower and the other parties thereto, and (B) a

Borrowing Certificate for the Initial Advance under the Revolving Facility executed by an authorized officer of Borrower;

(b)  all in form and substance satisfactory to Lender in its Permitted Discretion, Lender shall have received (i) a report of Uniform Commercial Code financing statement, tax and judgment lien searches performed with respect to Borrower in each jurisdiction determined by Lender in its sole discretion, and such report shall show no Liens on the Collateral (other than Permitted Liens), (ii) each document (including, without limitation, any Uniform Commercial Code financing statement) required by any Loan Document or under law or requested by Lender to be filed, registered or recorded to create in favor of Lender, a perfected, first priority security interest upon the Collateral, and (iii) at Lender’s request, evidence of each such filing, registration or recordation and of the payment by Borrower of any necessary fee, tax or expense relating thereto;

(c)  Lender shall have received (i) the Charter and Good Standing Documents, all in form and substance acceptable to Lender, (ii) a certificate of the corporate secretary or assistant secretary of Borrower dated the Closing Date, as to the incumbency and signature of the Persons executing the Loan Documents, in form and substance acceptable to Lender, and (iii) the written legal opinion of counsel for Borrower, in form and substance satisfactory to Lender and its counsel;

(d)  Lender shall have received a certificate of the chief financial officer (or, in the absence of a chief financial officer, the chief executive officer) of Borrower and any Guarantor, in form and substance satisfactory to Lender certifying the solvency of such Person (each, a “Solvency Certificate”);

(e)  Lender shall have completed examinations, the results of which shall be satisfactory in form and substance to Lender, of the Collateral, the financial statements and the books, records, business, obligations, financial condition and operational state of Borrower and any Guarantor, and each such Person shall have demonstrated to Lender’s satisfaction that (i) its operations comply, in all respects deemed material by Lender, in its Permitted Discretion, with all applicable federal, state, foreign and local laws, statutes and regulations, (ii) its operations are not the subject of any governmental investigation, evaluation or any remedial action which could result in any expenditure or liability deemed material by Lender, in its Permitted Discretion, and (iii) other than Permitted Indebtedness, it has no liability (whether contingent or otherwise) that would reasonably give rise to a Material Adverse Effect as determined by Lender, in its Permitted Discretion;

(f)  Lender shall have received all fees, charges and expenses payable to Lender on or prior to the Closing Date pursuant to the Loan Documents;

(g)  all in form and substance satisfactory to Lender in its Permitted Discretion, Lender shall have received such consents, approvals and agreements, including, without limitation, any applicable Landlord Waivers and Consents with respect to any and all leased properties where Borrower’s Books and Records are kept, from such third parties as Lender and its counsel shall determine are necessary or desirable with respect to (i) the Loan Documents and/or the transactions contemplated thereby, and/or (ii) claims against Borrower or the Collateral;

(h)  Borrower shall be in compliance with Section 6.5, and Lender shall have received (i) certified copies of all such insurance policies, and (ii) original certificates of such insurance policies confirming that they are in effect and that the premiums due and owing with respect thereto have been paid in full and naming Lender as an additional insured thereunder;

(i)  all corporate and other proceedings, documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents (including, but not limited to, those relating to corporate and capital structures of Borrower) shall be satisfactory to Lender in its Permitted Discretion;

(j)  Borrower shall have executed and filed IRS Form 8821 with the appropriate office of the Internal Revenue Service;

(k)  Borrower shall have delivered to Lender copies of all CIBC Secured Notes and other material agreements, documents or instruments related thereto; and

(l)  Lender shall have received such other documents, certificates, information or legal opinions as Lender may reasonably request, all in form and substance reasonably satisfactory to Lender.

4.2      Conditions to Each Advance

The obligations of Lender to make any Advance (including, without limitation, the Initial Advance) are subject to the satisfaction, in the Permitted Discretion of Lender, of the following additional conditions precedent:

(a)  Borrower shall have delivered to Lender a Borrowing Certificate for the Advance executed by an authorized officer of Borrower, which shall constitute a representation and warranty by Borrower as of the Borrowing Date of such Advance that the conditions contained in this Section 4.2 have been satisfied;

(b)  each of the representation and warranties made by Borrower in or pursuant to this Agreement shall be accurate before and after giving effect to such Advance;

(c)  no Default or Event of Default shall have occurred or be continuing or would exist after giving effect to the Advance under the Revolving Facility on such date;

(d)  immediately after giving effect to the requested Advance, the aggregate outstanding principal amount of Advances under the Revolving Facility shall not exceed either the Availability and the Facility Cap;

(e)  except as disclosed in the historical financial statements, there shall be no liabilities or obligations with respect to Borrower of any nature whatsoever which, either individually or in the aggregate, would have a Material Adverse Effect;

(f)  Lender shall have received all fees, charges and expenses due and payable to Lender on or prior to such date pursuant to the Loan Documents; and

(g)  no Default or Event of Default shall have occurred or be continuing or would exist after giving effect to the Advance under the Revolving Facility or the funding of the Term Loan on such date.

V.    REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as of the date hereof, the Closing Date, and each Borrowing Date as follows:

5.1      Organization and Authority

Borrower is duly organized, validly existing and in good standing under the laws of its state of formation. Borrower (i) has all requisite corporate or limited liability company power and authority to own its properties and assets and to carry on its business as now being conducted and as contemplated in the Loan Documents, (ii) is duly qualified to do business in every jurisdiction in which failure so to qualify would have a Material Adverse Effect, and (iii) has all requisite corporate or limited liability company power and authority (A) to execute, deliver and perform the Loan Documents to which it is a party, (B) to borrow hereunder, (C) to consummate the transactions contemplated under the Loan Documents, and (D) to grant the Liens with regard to the Collateral pursuant to the Security Documents to which it is a party. Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or is controlled by such an “investment company.”

5.2      Loan Documents

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party, and the consummation of the transactions contemplated thereby, (i) have been duly authorized by all requisite action of Borrower and have been duly executed and delivered by or on behalf of Borrower; (ii) do not violate any provisions of (A) applicable law, statute, rule, regulation, ordinance or tariff, (B) any order of any Governmental Authority binding on Borrower or any of its properties, or (C) the certificate of incorporation or bylaws (or any other equivalent governing agreement or document) of any such Person, or any agreement between any such Person and its respective stockholders, members, partners or equity owners or among any such stockholders, members, partners or equity owners; (iii) except as have been properly waived, are not in conflict with, and do not result in a breach or default of or constitute an event of default, or an event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in a conflict, breach, default or event of default under, any material indenture, agreement or other instrument to which any such Person is a party, or by which the properties or assets of such Person are bound, the effect of which would have a Material Adverse Effect; (iv) except as set forth herein or therein, will not result in the creation or imposition of any Lien of any nature upon any of the properties or assets of any such Person, and (v) except as set forth on Schedule 5.2, do not require the consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person. When executed and delivered, each of the Loan Documents to which Borrower is a party will constitute the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity).

5.3      Subsidiaries, Capitalization and Ownership Interests

Women First has one Subsidiary, As We Change. As We Change has no Subsidiaries. Schedule 5.3 lists the directors and executive officers of Borrower. Except for As We Change and as listed on Schedule 5.3, Borrower does not own an interest or participates or engages in any joint venture, partnership or similar arrangements with any Person.

5.4      Properties

Borrower (i) has good, valid and marketable title to, or a valid leasehold interest in or license to, all of its properties and assets that are material to the conduct of its business, whether personal or real, subject to no transfer restrictions or Liens of any kind except for Permitted Liens, and (ii) is in compliance in all material respects with each lease that is material to the conduct of its business to which it is a party or otherwise bound. Schedule 5.4 lists all real properties (and their locations) owned or leased by or to Borrower at which any Books and Records are maintained and all leases (including leases of leased real property) covering or with respect to such properties. Borrower enjoys peaceful and undisturbed possession under all such leases and such leases are all the leases necessary for the operation of such properties and assets, are valid and subsisting and are in full force and effect.

5.5      Other Agreements

Except as set forth on Schedule 5.5, Borrower is not (i) a party to any judgment, order or decree or any agreement, document or instrument, or subject to any restriction, which would materially adversely affect its ability to execute and deliver, or perform under, any Loan Document or to pay the Obligations, (ii) in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement, document or instrument to which it is a party or to which any of its properties or assets are subject, which default, if not remedied within any applicable grace or cure period would have a Material Adverse Effect, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period would have a Material Adverse Effect; or (iii) a party or subject to any agreement, document or instrument with respect to, or obligation to pay any, service or management fee with respect to the ownership, operation, leasing or performance of any of its business or any facility.

5.6      Litigation

Except as set forth on Schedule 5.6, there is no action, suit, proceeding or investigation pending or, to Borrower’s knowledge, threatened against Borrower that (i) questions or could prevent the validity of any of the Loan Documents or the right of Borrower to enter into any Loan Document or to consummate the transactions contemplated thereby, (ii) would have, either individually or in the aggregate, any Material Adverse Change or Material Adverse Effect, or (iii) would reasonably be expected to result in any Change of Control or other change in the current ownership, control or management of Borrower. Borrower is not aware that there is any basis for the foregoing that would reasonably be expected to result in any Change of Control. Borrower is not a party or subject to any order, writ, injunction, judgment or decree of any Governmental Authority. There is no action, suit, proceeding or investigation initiated by Borrower currently pending. Borrower has no existing accrued and/or unpaid Indebtedness to any Governmental Authority or any other governmental payor unless such Indebtedness relates to taxes not yet due or which Borrower disputes in good faith and maintains adequate reserves therefor.

5.7      Hazardous Materials

Borrower is in compliance in all material respects with all applicable Environmental Laws. Borrower has not been notified of any action, suit, proceeding or investigation (i) relating in any way to compliance by or liability of Borrower under any Environmental Laws, or (ii) which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Substance, which, in any case, would have a Material Adverse Effect.

5.8      Tax Returns; Governmental Reports

Borrower (i) has filed all material federal, state, foreign (if applicable) and local tax returns and other reports which are required by law to be filed by Borrower, and (ii) has paid all material taxes, assessments, fees and other governmental charges, including, without limitation, payroll and other employment related taxes, in each case that are due and payable, except only for items that Borrower is currently contesting in good faith and that are described on Schedule 5.8.

5.9      Financial Statements and Reports

All financial statements and financial information relating to Borrower that have been or may hereafter be delivered to Lender by Borrower fairly and accurately present, in all material respects, the financial condition of Borrower as of their respective dates, and have been prepared in accordance with GAAP consistently applied with prior periods, except for changes required or permitted by GAAP. Borrower has no material obligations or liabilities of any kind not disclosed in such financial information or statements that would be required to be disclosed therein in accordance with GAAP, and since the date of the most recent financial statements submitted to Lender, there has not occurred any Material Adverse Change, Material Adverse Effect or, to Borrower’s knowledge, any other event or condition that would have a Material Adverse Effect.

5.10    Compliance with Law

Borrower (i) is in compliance with all laws, statutes, rules, regulations, ordinances and tariffs of any Governmental Authority applicable to Borrower and/or Borrower’s business, assets or operations, including, without limitation, ERISA, and (ii) is not in violation of any order of any Governmental Authority or other board, except in the case of both clauses (i) and (ii), where noncompliance or violation would have a Material Adverse Effect. There is no event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in any noncompliance with, or any violation of, any of the foregoing, in each case except where noncompliance or violation would have a Material Adverse Effect. Borrower has not received any notice that Borrower is not in compliance in any material respect with any of the requirements of any of the foregoing. Borrower has (a) not engaged in any Prohibited Transactions as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, (b) not failed to meet any applicable minimum funding requirements under Section 302 of ERISA in respect of its plans and no funding requirements have been postponed or delayed, (c) no knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any of the employee benefit plans, (d) no fiduciary responsibility under ERISA for investments with respect to any plan existing for the benefit of Persons other than its employees or former employees, or (e) not withdrawn, completely or partially, from any multi-employer pension plans so as to incur liability under the MultiEmployer Pension Plan Amendments of 1980. With respect to Borrower, there exists no event described in Section 4043 of ERISA, excluding Subsections 4043(b)(2) and 4043(b)(3) thereof, for which the thirty (30) day notice period contained in 12 C.F.R. § 2615.3 has not been waived.

5.11    Intellectual Property

Except as described in the SEC Reports or as set forth on Schedule 5.11, Borrower does not own, license or utilize, and is not a party to, any patents, patent applications, trademarks, trademark applications, service marks, registered copyrights, copyright applications, trade names that are material to the conduct of Borrower’s business (collectively, the “Intellectual Property”). Licenses or agreements arising from the purchase of “off the shelf” products need not be listed on Schedule 5.11.

5.12    Licenses and Permits; Labor

Borrower is in compliance with and has all Permits and Intellectual Property necessary or required by applicable law or Governmental Authority for the operation of its businesses except where the failure to be in compliance would have a Material Adverse Effect. All of the foregoing are in full force and effect and not in known conflict with the rights of others except as would have a Material Adverse Effect. Borrower is not (i) in breach of or default under the provisions of any of the foregoing, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period would have a Material Adverse Effect, and/or (ii) has not been, involved in any labor dispute, strike, walkout or union organization which would have a Material Adverse Effect.

5.13    No Default

There does not exist any Default or Event of Default or any event, fact, condition or circumstance which, with the giving of notice or passage of time or both, would constitute or result in a Default or Event of Default.

5.14    Disclosure

No Loan Document nor any other agreement, document, certificate, or statement furnished to Lender by or on behalf of Borrower in connection with the transactions contemplated by the Loan Documents, nor any representation or warranty made by Borrower in any Loan Document, contains any untrue statement of material fact or omits to state any fact necessary to make the statements therein not materially misleading. There is no fact known to Borrower which has not been disclosed to Lender in writing which would have a Material Adverse Effect.

5.15    Existing Indebtedness; Investments, Guarantees and Certain Contracts

Except as described in the SEC Reports or contemplated by the Loan Documents or as otherwise set forth on Schedule 5.15, Borrower (i) has no outstanding Indebtedness, (ii) is not subject or party to any mortgage, note, indenture, indemnity or guarantee of, with respect to or evidencing any Indebtedness of any other Person, or (iii) does not own or hold any equity or long-term debt investments in, and does not have any outstanding advances to or any outstanding guarantees for the obligations of, or any outstanding borrowings from, any Person. Borrower has performed all material obligations required to be performed by Borrower pursuant to or connection with any items listed on Schedule 5.15 and there has occurred no breach, default or event of default under any document evidencing any such items or any fact, circumstance, condition or event which, with the giving of notice or passage of time or both, would constitute or result in a breach, default or event of default thereunder.

5.16    Other Agreements

Except as set forth on Schedule 5.16 (i) there are no existing or proposed agreements, arrangements, understandings or transactions between Borrower and any of Borrower’s officers, directors, stockholders, other interest holders, employees or Affiliates or any members of their respective immediate families except as described in the SEC Reports, and (ii) none of the foregoing Persons are directly or indirectly, indebted to or have any direct or indirect ownership, partnership or voting interest in, to Borrower’s knowledge, any Affiliate of Borrower or any Person that competes with Borrower (except that any such Persons may own stock in (but not exceeding two (2%) percent of the outstanding capital stock of) any publicly traded company that may compete with Borrower.

5.17    Insurance

Borrower has in full force and effect such insurance policies as are customary in its industry and as may be required pursuant to Section 6.5 hereof. All such insurance policies are listed and described on Schedule 5.17.

5.18    Names; Location of Offices, Records and Collateral

During the preceding five (5) years, Borrower has not conducted business under or used any name (whether corporate, partnership or assumed) other than as shown on Schedule 5.18A. Borrower is the sole owner of all of its names listed on Schedule 5.18A, and any and all business done and invoices issued in such names are Borrower’s sales, business and invoices. Each trade name of Borrower represents a division or trading style of Borrower. Borrower maintains its places of business and chief executive offices only at the locations set forth on Schedule 5.18B, and all Accounts of Borrower arise, originate and are located, and all of the Collateral and all books and records in connection therewith or in any way relating thereto or evidence the Collateral are located and shall be only, in and at such locations. All of the Collateral is located only in the continental United States.

5.19    Non-Subordination

The Obligations are not subordinated in any way to any other obligations of Borrower or to the rights of any other Person.

5.20    Accounts

In determining which Accounts are Eligible Receivables, Lender may rely on all statements and representations made by Borrower with respect to any Account. Unless otherwise indicated in writing to Lender, each Account of Borrower (i) is genuine and in all respects what it purports to be and is not evidenced by a judgment, (ii) arises out of a completed, bona fide sale and delivery of goods or rendering of services by Borrower in the ordinary course of business and in accordance with the terms and conditions of all purchase orders, contracts, certifications, participations, certificates of need and other documents relating thereto or forming a part of the contract between Borrower and the Account Debtor, (iii) is for a liquidated amount maturing as stated in a claim or invoice covering such sale of goods or rendering of services, a copy of which has been furnished or is available to Lender, (iv) together with Lender’s security interest therein, is not, and to Borrower’s knowledge, will not be in the future (by voluntary act or omission by Borrower), subject to any known offset, lien, deduction, defense, dispute, counterclaim or other adverse condition, is absolutely owing to Borrower and is not contingent in any respect or for any reason (it being acknowledged by Lender that Account Debtors may be entitled to return or exchange products in the event of the expiration of applicable shelf-lives), (v) there are no facts, events or occurrences which in any way impair the validity or enforceability thereof or tend to reduce the amount payable thereunder from the face amount of the claim or invoice and statements delivered to Lender with respect thereto, (vi) to the best of Borrower’s knowledge(without undertaking any affirmative investigation or making any inquiry), (A) the Account Debtor thereunder had the capacity to contract at the time any contract or other document giving rise thereto was executed and (B) such Account Debtor is solvent, (vii) to the best of Borrower’s knowledge(without undertaking any affirmative investigation or making any inquiry), there are no proceedings or actions which are threatened or pending against any Account Debtor thereunder which would have a Material Adverse Change in such Account Debtor’s financial condition or the collectability thereof, (viii) has been billed and forwarded to the Account Debtor for payment in accordance with applicable laws and is in compliance and conformance with any requisite procedures, requirements and regulations governing payment by such Account Debtor with respect to such Account, and (ix) Borrower has obtained and currently has all material Permits necessary in the generation of its Accounts.

5.21    Survival

Borrower makes the representations and warranties contained herein with the knowledge and intention that Lender is relying and will rely thereon. All such representations and warranties will survive the execution and delivery of this Agreement and the making of the Advances under the Revolving Facility.

VI.    AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, until full performance and satisfaction, and indefeasible payment in full in cash, of all the Obligations and termination of this Agreement:

6.1      Financial Statements, Reports and Other Information

(a)  Financial Reports.  Borrower shall furnish to Lender (i) as soon as available and in any event within ninety (90) calendar days after the end of each fiscal year of Borrower, audited annual consolidated financial statements of Borrower, including the notes thereto, consisting of a consolidated balance sheet at the end of such completed fiscal year and the related consolidated statements of income, retained earnings, cash flows and owners’ equity for such completed fiscal year, which financial statements shall be prepared and certified without qualification by an independent certified public accounting firm satisfactory to Lender (it being acknowledged that Ernst & Young LLP is satisfactory to Lender, and (ii) as soon as available and in any event within thirty (30) calendar days after the end of each calendar month, unaudited consolidated financial statements of Borrower consisting of a balance sheet and statements of income, retained earnings, cash flows and owners’ equity as of the end of the immediately preceding calendar month. All such financial statements shall be prepared in accordance with GAAP consistently applied with prior periods (except for changes required or permitted by GAAP and except that the monthly financial statements need not have footnotes, and will be subject to year-end adjustments). With each fiscal year-end and fiscal quarter-end financial statement, Borrower shall also deliver a certificate of its chief financial officer stating that (A) such person has reviewed the relevant terms of the Loan Documents and the condition of Borrower, (B) no Default or Event of Default has occurred or is continuing, or, if any of the foregoing has occurred or is continuing, specifying the nature and status and period of existence thereof and the steps taken or proposed to be taken with respect thereto, and (C) Borrower is in compliance with all financial covenants attached as Annex I hereto, or, if Borrower is not in compliance with any such covenant, Borrower shall so specify. Such certificate shall be accompanied by the calculations necessary to show compliance with the financial covenants in a form satisfactory to Lender.

(b)  Other Materials.  Borrower shall furnish to Lender: (i) for so long as Borrower is required to make filings with the Securities and Exchange Commission pursuant to Sections 13 and 15(d) of the Exchange Act, the annual reports, quarterly reports, current reports, proxy statements and other documents that Borrower has filed with the Securities and Exchange Commission pursuant to Sections 13 and 15(d) of the Exchange Act, such documents to be furnished to Lender within fifteen (15) days of the respective dates by which Borrower has filed such documents, (ii) within thirty (30) calendar days after the end of each calendar month for such month, a sales and collection report and accounts receivable and accounts payable aging schedule, including a report of sales, credits issued and collections received, all such reports showing a reconciliation to the amounts reported in the monthly financial statements, and (iii) as soon as available to, or as soon as prepared by, Borrower, such additional information, documents, statements, reports and other materials as Lender may reasonably request from a credit or security perspective from time to time.

(c)   Notices.  Borrower shall promptly, and in any event within five (5) calendar days after Borrower or any authorized officer of Borrower obtains knowledge thereof, notify Lender in writing of (i) any pending or threatened (in writing) litigation, suit, investigation, arbitration, dispute resolution proceeding or administrative proceeding brought or initiated by Borrower or otherwise affecting or involving or relating to Borrower or any of its property or assets to the extent (A) the amount in controversy exceeds $250,000 or (B) to the extent any of the foregoing seeks injunctive relief, (ii) any Default or Event of Default, which notice shall specify the nature and status thereof, the period of existence thereof and what action is proposed to be taken with respect thereto, (iii) any notice received by Borrower from any payor of a claim, suit or other action that such payor has, claims or has filed against Borrower in an amount in excess of $250,000, (iv) any matter(s) materially affecting the value, enforceability or collectability of any of the Collateral, (v) of the default in payment on, or the acceleration of the maturity of, any debt owed by Borrower or of any other default by Borrower under any indenture, mortgage, agreement, contract or other instrument to which any of it is a party or by which it is bound if such default would have a Material Adverse Effect, (vi) receipt of any notice or request from any Governmental Authority or governmental payor regarding any liability or claim of liability in the amount of $100,000 or more, (vii) Borrower entering into any agreement or commitment to cause or that may result in any Change of Control, and/or (viii) if any Account of $100,000 or more becomes evidenced or secured by an Instrument or Chattel Paper.

(d)   Consents.  Intentionally Omitted.

(e)   Operating Budget.  Borrower shall furnish to Lender on or prior to the Closing Date and for each fiscal year of Borrower thereafter not less than ninety (90) calendar days after the commencement of such fiscal year, consolidated quarter by quarter projected operating budgets, annual projections, profit and loss statements of and for Borrower for such upcoming fiscal year (including an income statement for each quarter), in each case prepared in accordance with GAAP (except for changes required or permitted by GAAP, and except that the monthly financial statements need not have footnotes, and will be subject to year-end adjustments) consistently applied with prior periods.

6.2      Payment of Obligations

Borrower shall make full and timely indefeasible payment in cash of the principal of and interest on the Loans, Advances and all other Obligations.

6.3      Conduct of Business and Maintenance of Existence and Assets

Borrower shall (i) conduct its business in accordance with good business practices customary to the industry, (ii) engage principally in the same or similar lines of business substantially as heretofore conducted, (iii) collect its Eligible Receivables in the ordinary course of business, (iv) maintain all of its material properties, assets and equipment used or useful in its business in good repair, working order and condition (normal wear and tear excepted and except as may be disposed of in the ordinary course of business and in accordance with the terms of the Loan Documents and otherwise as determined by Borrower using commercially reasonable business judgment), (v) from time to time to make all necessary or desirable repairs, renewals and replacements thereof, as determined by Borrower using commercially reasonable business judgment, and (vi) maintain and keep in full force and effect its existence and all material Permits and qualifications to do business and good standing in each jurisdiction in which the ownership or lease of property or the nature of its business makes such Permits or qualification necessary and in which failure to maintain such Permits or qualification would have a Material Adverse Effect.

6.4      Compliance with Legal and Other Obligations

Borrower shall (i) comply in all material respects with all laws, statutes, rules, regulations, ordinances and tariffs of all Governmental Authorities applicable to it or its business, assets or operations, (ii) pay all taxes, assessments, fees, governmental charges, claims for labor, supplies, rent and all other obligations or liabilities of any kind, except liabilities being contested in good faith and against which adequate reserves have been established, (iii) perform in accordance with its terms each contract, agreement or other arrangement to which it is a party or by which it or any of the Collateral is bound, except where the failure to comply, pay or perform would not have a Material Adverse Effect, and (iv) maintain and comply with all Permits necessary to conduct its business and comply with any new or additional requirements that may be imposed on it or its business, except where the failure to maintain or comply would not have a Material Adverse Effect.

6.5      Insurance

Borrower shall (i) keep all of its insurable properties and assets adequately insured in all material respects against losses, damages and hazards as are customarily insured against by businesses engaging in similar activities or owning similar assets or properties and at least the minimum amount required by applicable law, including, without limitation, product liability insurance, as applicable; and maintain general public liability insurance at all times against liability on account of damage to persons and property having such limits, deductibles, exclusions and co-insurance and other provisions as are customary for a business engaged in activities similar to those of Borrower; and (ii) maintain insurance under all applicable workers’ compensation laws; all of the foregoing insurance policies to (A) be reasonably satisfactory in form and substance to Lender, (B) name Lender as an additional insured thereunder, and (C) expressly provide that they cannot be altered, amended, modified or canceled without thirty (30) Business Days prior written notice to Lender.

6.6      True Books

Borrower shall (i) keep true, complete and accurate books of record and account in accordance with commercially reasonable business practices in which true and correct entries are made of all of its dealings and transactions in all material respects; and (ii) set up and maintain on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business, and include such reserves in its quarterly as well as year end financial statements.

6.7      Inspection; Periodic Audits

Borrower shall permit the representatives of Lender, at the expense of Borrower, from time to time during normal business hours upon reasonable notice, to (i) visit and inspect any of its offices or properties or any other place where Collateral is located to inspect the Collateral and/or to examine or audit all of its books of account, records, reports and other papers, (ii) make copies and extracts therefrom, and (iii) discuss its business, operations, prospects, properties, assets, liabilities, condition and/or Accounts with its officers and independent public accountants (and by this provision such officers and accountants are authorized to discuss the foregoing). The inspections in accordance with the preceding sentence shall be limited to no more than four (4) times each calendar year; provided, however, that there should be no such limitation on inspections during any period in which an Event of Default has occurred and is continuing. Notwithstanding anything in this Agreement to the contrary, Borrower shall not be required to provide information to Lender if doing so would require Borrower to waive any applicable attorney/client privilege or accountant/client privilege existent in connection with any pending or threatened litigation.

6.8      Further Assurances; Post Closing

At Borrower’s cost and expense, Borrower shall (i) within five (5) Business Days after Lender’s demand, take such further actions, obtain such consents and approvals and duly execute and deliver such further agreements, assignments, instructions or documents as Lender may reasonably request with respect to the purposes, terms and conditions of the Loan Documents and the consummation of the transactions contemplated thereby, whether before, at or after the performance and/or consummation of the transactions contemplated hereby or the occurrence of a Default or Event of Default, (ii) without limiting and notwithstanding any other provision of any Loan Document, execute and deliver, or cause to be executed and delivered, such agreements and documents, and take or cause to be taken such actions, and otherwise perform, observe and comply with such obligations, as are set forth on Schedule 6.8, and (iii) upon the exercise by Lender or any of its Affiliates of any power, right, privilege or remedy pursuant to any Loan Document or under applicable law or at equity which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments and other documents that may be so required for such consent, approval, registration, qualification or authorization. Without limiting the foregoing, upon the exercise by Lender or any of its Affiliates of any right or remedy under any Loan Document which requires any consent, approval or registration with, consent, qualification or authorization by, any Person, Borrower shall execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments and other documents that Lender or its Affiliate may be required to obtain for such consent, approval, registration, qualification or authorization.

6.9      Payment of Indebtedness

Except as otherwise prescribed in the Loan Documents, Borrower shall pay, discharge or otherwise satisfy at or before maturity (subject to applicable grace periods and, in the case of trade payables, to ordinary course payment practices) all of its material obligations and liabilities, except when the amount or validity thereof is being contested in good faith by appropriate proceedings and such reserves as Lender may deem proper and necessary in its Permitted Discretion shall have been made.

6.10    Lien Searches

If Liens other than Permitted Liens exist with respect to the Collateral, Borrower immediately shall take, execute and deliver all actions, documents and instruments necessary to release and terminate such Liens.

6.11    Use of Proceeds

Borrower shall use the proceeds from the Revolving Facility only for the purposes set forth in the first “WHEREAS” clause of this Agreement.

6.12    Collateral Documents; Security Interest in Collateral

Borrower shall (i) execute, obtain, deliver, file, register and/or record any and all financing statements, continuation statements, stock powers, instruments and other documents, or cause the execution, filing, registration, recording or delivery of any and all of the foregoing, that are necessary or required under law or otherwise or reasonably requested by Lender to be executed, filed, registered, obtained, delivered or recorded to create, maintain, perfect, preserve, validate or otherwise protect the pledge of the Collateral to Lender and Lender’s perfected first priority Lien on the Collateral (and Borrower irrevocably grants Lender the right, at Lender’s option, to file any or all of the foregoing), (ii) immediately upon learning thereof, report to Lender any reclamation, return or repossession of goods in excess of $100,000 (individually or in the aggregate), and (iii) defend the Collateral and Lender’s perfected first priority Lien thereon against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to Lender, and pay all reasonable costs and expenses (including, without limitation, reasonable in-house documentation and diligence fees and legal expenses (in amounts not to exceed customary rates charged by outside law firms) and reasonable attorneys’ fees and expenses) in connection with such defense, which may at Lender’s discretion be added to the Obligations.

6.13    Right of First Refusal

Intentionally Omitted.

6.14    Taxes and Other Charges

All payments and reimbursements to Lender made under any Loan Document shall be free and clear of and without deduction for all taxes, levies, imposts, deductions, assessments, charges or withholdings, and all liabilities with respect thereto of any nature whatsoever, excluding taxes to the extent imposed on Lender’s gross receipts or net income. If Borrower shall be required by law to deduct any such amounts from or in respect of any sum payable under any Loan Document to Lender, then the sum payable to Lender shall be increased as may be necessary so that, after making all required deductions, Lender receives an amount equal to the sum it would have received had no such deductions been made. Notwithstanding any other provision of any Loan Document, if at any time after the Closing (i) any change in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (ii) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (iii) compliance by Lender with any new request or directive (whether or not having the force of law) from any Governmental Authority: (A) subjects Lender to any tax, levy, impost, deduction, assessment, charge or withholding of any kind whatsoever with respect to any Loan Document, or changes the basis of taxation of payments to Lender of any amount payable thereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or commitment fees or other fees payable hereunder or changes in the rate of tax on the overall net income of Lender), or (B) imposes on Lender any other condition or increased cost in connection with the transactions contemplated thereby or participations therein; and the result of any of the foregoing is to increase the cost to Lender of making or continuing any Loan hereunder or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to Lender any additional amounts necessary to compensate Lender, on an after-tax basis, for such additional cost or reduced amount as determined by Lender. If Lender becomes entitled to claim any additional amounts pursuant to this Section 6.14 it shall promptly notify Borrower of the event by reason of which Lender has become so entitled, and each such notice of additional amounts payable pursuant to this Section 6.14 submitted by Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes. Without limiting or being limited by any other provision of any Loan Document, Borrower at all times shall retain and use a Person acceptable to Lender (it being acknowledged that Automatic Data Processing, Inc. (ADP) is acceptable to Lender) to process, manage and pay its payroll taxes and shall cause to be delivered to Lender within fifteen (15) calendar days after the end of each calendar month a report of its payroll taxes for the immediately preceding calendar month and evidence of payment thereof.

VII.    NEGATIVE COVENANTS

Borrower covenants and agrees that, until full performance and satisfaction, and payment in full in cash, of all the Obligations and termination of this Agreement:

7.1      Financial Covenants

Borrower shall not violate the financial covenants set forth on Annex I to this Agreement, which is incorporated herein and made a part hereof.

7.2      Permitted Indebtedness

Borrower shall not create, incur, assume or suffer to exist any Indebtedness, except the following (collectively, “Permitted Indebtedness”): (i) Indebtedness under the Loan Documents, (ii) any Indebtedness set forth on Schedule 7.2, (iii) the incurrence by Borrower of additional unsecured Indebtedness and letters of credit in an aggregate principal amount at any one time outstanding under this clause (iii) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Borrower thereunder) not to exceed $10,000,000 plus the aggregate amount of all repayments, optional or mandatory, of the principal of any Indebtedness set forth on Schedule 7.2 (other than repayments that are concurrently reborrowed), (iv) Capitalized Lease Obligations incurred after the Closing Date and Indebtedness that is secured by purchase money Liens in connection with the purchase by Borrower of equipment in the normal course of business, provided that the aggregate amount thereof outstanding at any time shall not exceed $1,000,000, (v) Indebtedness in connection with advances made by a stockholder in order to cure any default of the financial covenants set forth on Annex I; provided, however, that such Indebtedness shall be on an unsecured basis, subordinated in right of repayment and remedies to all of the Obligations and to all of Lender’s rights and in form and substance satisfactory to Lender; (vi) accounts payable to trade creditors and current operating expenses (other than for borrowed money) which are not aged more than one hundred twenty (120) calendar days from the billing date or more than thirty (30) days from the due date, in each case incurred in the ordinary course of business and paid within such time period, unless the same are being contested in good faith and by appropriate and lawful proceedings and such reserves, if any, with respect thereto as are required by GAAP shall have been reserved; and (vii) any Permitted Refinancing Indebtedness.

7.3      Permitted Liens

Borrower shall not create, incur, assume or suffer to exist any Lien upon, in or against, or pledge of, any of the Collateral whether now owned or hereafter acquired, except the following (collectively, “Permitted Liens”): (i) Liens under the Loan Documents or otherwise arising in favor of Lender, (ii) Liens imposed by law for taxes (other than payroll taxes), assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with GAAP to the satisfaction of Lender in its Permitted Discretion, (iii) (A) statutory Liens of landlords and of carriers, warehousemen, mechanics, materialmen, and (B) other Liens imposed by law or that arise by operation of law in the ordinary course of business from the date of creation thereof, in each case only for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with GAAP to the satisfaction of Lender in its Permitted Discretion, (iv) Liens (A) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations, or (B) arising as a result of progress payments under government contracts, (v) purchase money Liens (A) securing Indebtedness permitted under Section 7.2(iii), or (B) in connection with the purchase by such Person of equipment in the normal course of business, provided that such payables shall not exceed any limits on Indebtedness provided for herein and shall otherwise be

Permitted Indebtedness hereunder, (vi) Liens necessary and desirable for the operation of such Person’s business, provided Lender has consented to such Liens in writing before their creation and existence and the priority of the Liens permitted by this clause (vi) and the debt secured thereby are both subject and subordinate in all respects to the Liens securing the Collateral and to the Obligations and all of the rights and remedies of Lender, all in form and substance satisfactory to Lender in its Permitted Discretion; (vii) Liens disclosed on Schedule 7.3; (viii) easements, reservations, exceptions, rights-of-way, covenants, conditions, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of business by Borrower; and (ix) Liens in respect of any writ of execution, attachment, garnishment, judgment or award in an amount less than $100,000, if (a) the time for appeal or petition for rehearing has not expired, an appeal or appropriate proceeding for review is being prosecuted in good faith and a stay of execution pending such appeal or proceeding for review has been secured, or (b) the underlying claim is fully covered by insurance, the insurer has acknowledged in writing its responsibility to pay such claim and no action has been taken to enforce such execution, attachment, garnishment, judgment or award.

7.4      Investments; New Facilities or Collateral; Subsidiaries

Borrower, directly or indirectly, shall not (i) purchase, own, hold, invest in or otherwise acquire obligations or stock or securities of, or any other interest in, or all or substantially all of the assets of, any Person or any joint venture other than As We Change, unless such Person is or becomes a Guarantor hereunder, or (ii) make or permit to exist any loans, advances or guarantees to or for the benefit of any Person or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person (other than those created by the Loan Documents and Permitted Indebtedness and other than (A) trade credit extended in the ordinary course of business, (B) advances for business travel and similar temporary advances made in the ordinary course of business to officers, directors and employees, (C) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (D) existing loans to officers of Borrower, and (E) dividends, distributions, payments, loans or investments by Borrower, As We Change or any other Person who may become a Guarantor hereunder solely to, or in, one another. Borrower shall have no Subsidiaries other than such Subsidiaries existing at Closing unless Borrower shall provide to Lender prior written notice and such Subsidiary is or becomes a Guarantor hereunder.

7.5      Dividends; Redemptions

Borrower shall not upon the occurrence and during the continuance of an Event of Default and upon Lender’s request, (i) declare, pay or make any dividend or distribution on any shares of capital stock or other equity securities or interests (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock), (ii) apply any of its funds, property or assets to the acquisition, redemption or other retirement of any capital stock or other equity securities or interests or of any options to purchase or acquire any of the foregoing (provided, however, that Borrower may redeem its capital stock from terminated employees pursuant to, but only to the extent required under, the terms of the related employment agreements as long as no Default or Event of Default has occurred and is continuing or would be caused by or result therefrom), (iii) otherwise make any payments or Distributions to any stockholder, member, partner or other equity owner in such Person’s capacity as such, or (iv) make any payment of any management fee to any Person with respect to any facility owned, operated or leased by Borrower, except in the cases of clauses (i), (ii) or (iii) for the accretion of stated value, mandatory redemption and other requirements with respect to Borrower’s Senior Convertible Redeemable Preferred Stock, Series A (the “Preferred Stock”) set forth in Borrower’s Certificate of Designation of Preferences and Rights of the Preferred Stock.

7.6      Transactions with Affiliates

Borrower shall not enter into or consummate any transaction of any kind with any of its Affiliates or any Guarantor or any of their respective Affiliates other than: (i) salary, bonus, employee stock option and other compensation and employment arrangements with directors or officers in the ordinary course of business, provided, that no payment of any bonus shall be permitted if a Default or Event of Default has occurred and remains in effect or would be caused by or result from such payment, (ii) distributions and dividends permitted pursuant to Section 7.4, (iii) transactions with Lender or any Affiliate of Lender, (iv) dividends, distributions, payments, loans or investments by Borrower, As We Change or any other Person who may become a Guarantor hereunder solely to, or in, one another, and (v) transactions pursuant to written agreements entered into by and between Borrower and one or more of its Affiliates that (A) are on terms no less favorable to Borrower than those that would reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis between unrelated parties of equal bargaining power, (B) in the case of a transaction that involves an aggregate fair market value of more than $500,000, have been approved by the Board of Directors of Borrower, and (C) in the case of a transaction that involves an aggregate fair market value of more than $1,000,000, have been approved by the Board of Directors of Borrower following receipt of a favorable opinion as to the fairness of such transaction to Borrower from a financial point of view from an independent financial advisor; provided, that notwithstanding the foregoing Borrower shall not pursuant to this clause (v) enter into or consummate any transaction or agreement pursuant to which it becomes a party to any mortgage, note, indenture or guarantee evidencing any Indebtedness of any of its Affiliates or otherwise to become responsible or liable, as a guarantor, surety or otherwise, pursuant to agreement for any Indebtedness of any such Affiliate.

7.7      Charter Documents; Fiscal Year; Dissolution; Use of Proceeds

Borrower shall not (i) amend, modify, restate or change its certificate of incorporation or formation or bylaws or similar charter documents in a manner that would be adverse to Lender, (ii) change its fiscal year unless Borrower demonstrates to Lender’s satisfaction compliance with the covenants contained herein for both the fiscal year in effect prior to any change and the new fiscal year period by delivery to Lender of appropriate interim and annual pro forma, historical and current compliance certificates for such periods and such other information as Lender may reasonably request, (iii) amend, alter or suspend or terminate or make provisional in any material way, any Permit, the loss of which would not have a Material Adverse Effect, without the prior written consent of Lender, which consent shall not be unreasonably withheld, (iv) wind up, liquidate or dissolve (voluntarily or involuntarily), except for mergers into another Borrower, or commence or suffer any proceedings seeking or that would result in any of the foregoing, or (v) use any proceeds of any Advance for “purchasing” or “carrying” “margin stock” as defined in Regulations U, T or X of the Board of Governors of the Federal Reserve System.

7.8      Truth of Statements

Borrower shall not furnish to Lender any certificate or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

7.9      IRS Form 8821

Borrower shall not alter, amend, restate, or otherwise modify, or withdraw, terminate or re-file the IRS Form 8821 required to be filed pursuant to the Conditions Precedent in Section 4.1 hereof.

VIII.    EVENTS OF DEFAULT

The occurrence of any one or more of the following shall constitute an “Event of Default:”

(a)  Borrower shall fail to pay any amount on the Obligations or provided for in any Loan Document when due (whether on any payment date, at maturity, by reason of acceleration, by notice of intention to prepay, by required prepayment or otherwise);

(b)  any representation, statement or warranty made or deemed made by Borrower or any Guarantor in any Loan Document or in any other certificate, document, report or opinion delivered in conjunction with any Loan Document to which it is a party, shall not be true and correct in all material respects or shall have been false or misleading in any material respect on the date when made or deemed to have been made (except to the extent already qualified by materiality, in which case it shall be true and correct in all respects and shall not be false or misleading in any respect);

(c)  Borrower or any Guarantor or other party thereto other than Lender shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in, any Loan Document and such violation, breach, default or failure shall not be cured within the applicable period set forth in the applicable Loan Document; provided that, with respect to the affirmative covenants set forth in Article VI (other than Sections 6.2, 6.3, 6.9 and 6.11 for which there shall be no cure period), there shall be a thirty (30) calendar day cure period commencing from the earlier of (i) Receipt by such Person of written notice of such breach, default, violation or failure, and (ii) the time at which such Person or any authorized officer thereof knew or became aware of such failure, violation, breach or default; provided further, that with respect to Borrower’s Minimum Outstanding Balance requirement set forth in the financial covenants of Annex I, if Borrower is otherwise in compliance with such financial covenant and the provisions of Section 2.4(c) hereof, then Borrower shall not be in violation, breach or default of such financial covenant if Lender fails to make an Automatic Advance in accordance with Section 2.4(c) hereof;

(d)  (i) any of the Loan Documents ceases to be in full force and effect, or (ii) any Lien created thereunder ceases to constitute a valid perfected first priority Lien on the Collateral in accordance with the terms thereof, or Lender ceases to have a valid perfected first priority security interest in any of the Collateral pledged to Lender pursuant to the Security Documents, other than, in the case of clauses (i) and (ii), as a result of any action or omission by Lender or as a result of a Permitted Lien;

(e)  one or more judgments or decrees is rendered against Borrower or Guarantor in an amount in excess of $100,000 individually or $200,000 in the aggregate, which is/are not satisfied, stayed, vacated or discharged of record within sixty (60) calendar days of being rendered;

(f)  (i) any default occurs, which is not cured or waived, in the payment of any amount with respect to any Indebtedness (other than the Obligations) of Borrower or Guarantor in excess of $250,000, or (ii) any Indebtedness of Borrower or any Guarantor for borrowed money in an amount in excess of $250,000 is declared to be due and payable or is required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof, or any obligation of such Person for the payment of Indebtedness for borrowed money in an amount in excess of $250,000 (other than the Obligations) is not paid when due or within any applicable grace period, or any such obligation becomes or is declared to be due and payable before the expressed maturity thereof, or there occurs an event which, with the giving of notice or lapse of time, or both, would cause any such obligation to become, or allow any such obligation to be declared to be, due and payable;

(g)  Borrower or any Guarantor shall (i) be unable to pay its debts generally as they become due, (ii) file a petition under any insolvency statute, (iii) make a general assignment for the benefit of its creditors, (iv) commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property, or (v) file a petition seeking reorganization or liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute;

(h)  (i) a court of competent jurisdiction shall (A) enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of Borrower or any Guarantor or the whole or any substantial part of any such Person’s properties, which shall continue unstayed and in effect for a period of sixty (60) calendar days, (B) shall approve a petition filed against Borrower or any Guarantor seeking reorganization, liquidation or similar relief under the any Debtor Relief Law or any other applicable law or statute, which is not dismissed within sixty (60) calendar days or, (C) under the provisions of any Debtor Relief Law or other applicable law or statute, assume custody or control of Borrower or any Guarantor or of the whole or any substantial part of any such Person’s properties, which is not irrevocably relinquished within sixty (60) calendar days, or (ii) there is commenced against Borrower or any Guarantor any proceeding or petition seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute, which (A) is not unconditionally dismissed within sixty (60) calendar days after the date of commencement, or (B) is with respect to which such Borrower or Guarantor takes any action to indicate its approval of or consent to;

(i)  (i) any Change of Control occurs, (ii) any Material Adverse Effect or Material Adverse Change occurs, or (iii) Borrower or Guarantor ceases any material portion of its business operations as currently conducted;

(j)  Lender receives any indication or evidence that Borrower or any Guarantor may have directly or indirectly been engaged in any type of activity which, in Lender’s Permitted Discretion, might result in forfeiture of any property to any Governmental Authority which shall have continued unremedied for a period of thirty (30) calendar days after written notice from Lender;

(k)  an Event of Default as such term is defined under any other Loan Document occurs and continues for more than any applicable grace period;

(l)  uninsured damage to, or loss, theft or destruction of, any portion of the Collateral occurs that exceeds $50,000 in the aggregate;

(m)  Borrower or any Guarantor or any of their respective directors or senior officers is criminally indicted or convicted under any law that could lead to a forfeiture of any Collateral;

(n)  the issuance of any process for levy, attachment or garnishment or execution upon or prior to any judgment seeking in any one instance or in the aggregate a recovery of $50,000 or more against Borrower or any Guarantor or any of their property or assets; or

(o)  Borrower or any Guarantor does, or enters into or becomes a party to any agreement or commitment to do (except for clause (i) of subsection (i) above), or cause to be done, any of the things described in this Article VIII or otherwise prohibited by any Loan Document (subject to any cure periods set forth therein);

then, and in any such event, notwithstanding any other provision of any Loan Document, Lender may, by notice to Borrower (i) terminate its obligations to make Advances hereunder, whereupon the same shall immediately terminate and (ii) declare all or any of the Notes, all interest thereon and all other

Obligations to be due and payable immediately (except in the case of an Event of Default under Section VIII(d), (g), (h) or (i)(iii), in which event all of the foregoing shall automatically and without further act by Lender be due and payable, provided that, with respect to non-material breaches or violations that constitute Events of Default under clause (ii) of Section VIII(d), there shall be a five (5) Business Day cure period commencing from the earlier of (A) Receipt by the applicable Person of written notice of such breach or violation or of any event, fact or circumstance constituting or resulting in any of the foregoing, and (B) the time at which such Person or any authorized officer thereof knew or became aware, or should have known or been aware, of such breach or violation and resulting Event of Default or of any event, fact or circumstance constituting or resulting in any of the foregoing), in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower.

IX.    RIGHTS AND REMEDIES AFTER DEFAULT

9.1      Rights and Remedies

(a)  In addition to the acceleration provisions set forth in Article VIII above, upon the occurrence and continuation of an Event of Default, Lender shall have the right to exercise any and all rights, options and remedies provided for in any Loan Document, under the UCC or at law or in equity, including, without limitation, the right to (i) apply any property of Borrower held by Lender to reduce the Obligations, (ii) foreclose the Liens created under the Security Documents, (iii) realize upon, take possession of and/or sell any Collateral or securities pledged with or without judicial process, (iv) exercise all rights and powers with respect to the Collateral as Borrower, as applicable, might exercise, (v) collect and send notices regarding the Collateral, with or without judicial process, (vi) by its own means or with judicial assistance, enter any premises at which Collateral and/or pledged securities are located, or render any of the foregoing unusable or dispose of the Collateral and/or pledged securities on such premises without any liability for rent, storage, utilities, or other sums, and no Borrower shall resist or interfere with such action, (vii) at Borrower’s expense, require that all or any part of the Collateral be assembled and made available to Lender at any place designated by Lender, (viii) reduce or otherwise change the Facility Cap, and/or (ix) relinquish or abandon any Collateral or securities pledged or any Lien thereon. Notwithstanding any provision of any Loan Document, Lender, in its sole discretion, shall have the right, at any time that Borrower fails to do so, and from time to time, without prior notice, to: (i) obtain insurance covering any of the Collateral to the extent required hereunder; (ii) pay for the performance of any of Obligations; (iii) discharge taxes or Liens on any of the Collateral that are in violation of any Loan Document unless Borrower is in good faith with due diligence by appropriate proceedings contesting those items; and (iv) pay for the maintenance and preservation of the Collateral. Such expenses and advances shall be added to the Obligations until reimbursed to Lender and shall be secured by the Collateral, and such payments by Lender shall not be construed as a waiver by Lender of any Event of Default or any other rights or remedies of Lender.

(b)  Borrower agrees that notice received by it at least ten (10) calendar days before the time of any intended public sale, or the time after which any private sale or other disposition of Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrower. At any sale or disposition of Collateral or securities pledged, Lender may (to the extent permitted by applicable law) purchase all or any part thereof free from any right of redemption by Borrower which right is hereby waived and released. Borrower covenants and agrees not to, and not to permit or cause any of its Subsidiaries to, interfere with or impose any obstacle to Lender’s exercise of its rights and remedies with respect to the Collateral. Lender, in dealing with or disposing of the Collateral or any part thereof, shall not be required to give priority or preference to any item of Collateral or otherwise to marshal assets or to take possession or sell any Collateral with judicial process.

9.2      Application of Proceeds

In addition to any other rights, options and remedies Lender has under the Loan Documents, the UCC, at law or in equity, all dividends, interest, rents, issues, profits, fees, revenues, income and other proceeds collected or received from collecting, holding, managing, renting, selling, or otherwise disposing of all or any part of the Collateral or any proceeds thereof upon exercise of its remedies hereunder shall be applied in the following order of priority: (i) first, to the payment of all costs and expenses of such collection, storage, lease, holding, operation, management, sale, disposition or delivery and of conducting Borrower’s business and of maintenance, repairs, replacements, alterations, additions and improvements of or to the Collateral, and to the payment of all sums which Lender may be required or may elect to pay, if any, for taxes, assessments, insurance and other charges upon the Collateral or any part thereof, and all other payments that Lender may be required or authorized to make under any provision of this Agreement (including, without limitation, in each such case, reasonable in-house documentation and diligence fees and legal expenses (in amounts not to exceed customary rates charged by outside law firms), reasonable search, audit, recording, professional and filing fees and expenses and reasonable attorneys’ fees and all expenses, liabilities and advances made or incurred in connection therewith); (ii) second, to the payment of all Obligations as provided herein; (iii) third, to the satisfaction of Indebtedness secured by any subordinate security interest of record in the Collateral if written notification of demand therefor is received before distribution of the proceeds is completed, provided, that, if requested by Lender, the holder of a subordinate security interest shall furnish reasonable proof of its interest, and unless it does so, Lender need not address its claims; and (iv) fourth, to the payment of any surplus then remaining to Borrower, unless otherwise provided by law or directed by a court of competent jurisdiction, provided that Borrower shall be liable for any deficiency if such proceeds are insufficient to satisfy the Obligations or any of the other items referred to in this section.

9.3      Rights of Lender to Appoint Receiver

Without limiting and in addition to any other rights, options and remedies Lender has under the Loan Documents, the UCC, at law or in equity, upon the occurrence and continuation of an Event of Default, Lender shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by Lender to enforce its rights and remedies in order to manage, protect and preserve the Collateral and continue the operation of the business of Borrower and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated.

9.4      Rights and Remedies not Exclusive

Lender shall have the right in its sole discretion to determine which rights, Liens and/or remedies Lender may at any time pursue, relinquish, subordinate or modify, and such determination will not in any way modify or affect any of Lender’s rights, Liens or remedies under any Loan Document, applicable law or equity. The enumeration of any rights and remedies in any Loan Document is not intended to be exhaustive, and all rights and remedies of Lender described in any Loan Document are cumulative and are not alternative to or exclusive of any other rights or remedies which Lender otherwise may have. The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

X.    WAIVERS AND JUDICIAL PROCEEDINGS

10.1    Waivers

Except as expressly provided for herein, Borrower hereby waives setoff, counterclaim, demand, presentment, protest, all defenses with respect to any and all instruments and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under any Loan Document. Borrower hereby waives any and all defenses and counterclaims it may have or could interpose in any action or procedure brought by Lender to obtain an order of court recognizing the assignment of, or Lien of Lender in and to, any Collateral. With respect to any action hereunder, Lender conclusively may rely upon, and shall incur no liability to Borrower in acting upon, any request or other communication that Lender reasonably believes to have been given or made by a person authorized on Borrower’s behalf, whether or not such person is listed on the incumbency certificate delivered pursuant to Section 4.1 hereof. In each such case, Borrower hereby waives the right to dispute Lender’s action based upon such request or other communication, absent manifest error.

10.2    Delay; No Waiver of Defaults

No course of action or dealing, renewal, release or extension of any provision of any Loan Document, or single or partial exercise of any such provision, or delay, failure or omission on Lender’s part in enforcing any such provision shall operate as a waiver of such provision or affect the liability of Borrower or any Guarantor or preclude any other or further exercise of such provision. No waiver by any party to any Loan Document of any one or more defaults by any other party in the performance of any of the provisions of any Loan Document shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver. Notwithstanding any other provision of any Loan Document, by completing the Closing under this Agreement and/or by making Advances, Lender does not waive any breach of any representation or warranty of under any Loan Document, and all of Lender’s claims and rights resulting from any such breach or misrepresentation are specifically reserved.

10.3    Jury Waiver

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER THE LOAN DOCUMENTS OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

XI.    EFFECTIVE DATE AND TERMINATION

11.1    Effectiveness and Termination

Subject to Lender’s right to terminate and cease making Advances upon or after any Event of Default, this Agreement shall continue in full force and effect until the full performance and payment in cash of all Obligations, unless terminated sooner as provided in this Section 11.1. Borrower may terminate this Agreement at any time upon not less than thirty (30) calendar days’ prior written notice to Lender and upon full performance and payment in full in cash of all Obligations (other than any contingent reimbursement and indemnification Obligations that are not due and payable at or prior to the time that borrowings hereunder have been paid in full which Obligations survive termination pursuant to Section 11.2) on or prior to such 30th calendar day after Receipt by Lender of such written notice. All of the Obligations (other than any contingent reimbursement and indemnification Obligations that are not due and payable at or prior to the time that borrowings hereunder have been paid in full which Obligations survive termination pursuant to Section 11.2) shall be immediately due and payable upon any such termination on the termination date stated in any notice of termination (the “Termination Date”); provided that, notwithstanding any other provision of any Loan Document, the Termination Date shall be effective no earlier than the first Business Day of the month following the expiration of the thirty (30) calendar days’ prior written notice period. Without limiting the foregoing, Borrower may terminate the Agreement immediately upon notice and without any early termination or revolver termination fee under Section 3.4 or otherwise, if Lender at any time requires Borrower to pay any amounts to Lender pursuant to clause (B) of Section 6.14. The Liens granted to Lender under the Security Documents and the financing statements filed pursuant thereto and the rights and powers of Lender shall continue in full force and effect notwithstanding the fact that Borrower’s borrowings hereunder may from time to time be in a zero or credit position until all of the Obligations (other than any contingent reimbursement and indemnification Obligations that are not due and payable at or prior to the time that borrowings hereunder have been paid in full which Obligations survive termination pursuant to Section 11.2) have been fully performed and paid in full in cash; provided, that any Liens created hereunder shall be reinstated if at any time any amount received by Lender in respect of the Obligations is rescinded or must otherwise be restored or returned by Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or upon the appointment of any intervenor or conservator of, or trustee or similar official for, Borrower or any substantial part of its assets, or otherwise, all as though such payments had not been made.

11.2    Survival

All obligations, covenants, agreements, representations, warranties, waivers and indemnities made by Borrower in any Loan Document shall survive the execution and delivery of the Loan Documents, the Closing, the making of the Advances and any termination of this Agreement until all Obligations (other than any contingent reimbursement and indemnification Obligations that are not due and payable at or prior to the time that borrowings hereunder have been paid in full which Obligations survive termination pursuant to Section 11.2) are fully performed and paid in full in cash; provided, that this Agreement and all obligations, covenants, agreements, representations, warranties, waivers and indemnities made by Borrower in any Loan Document shall be reinstated if at any time any amount received by Lender in respect of the Obligations is rescinded or must otherwise be restored or returned by Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or upon the appointment of any intervenor or conservator of, or trustee or similar official for, Borrower or any substantial part of its assets, or otherwise, all as though such payments had not been made. The obligations and provisions of Sections 10.1, 10.3, 11.1, 11.2, 12.4, 12.7 and 12.9 shall survive termination of the Loan Documents and any payment, in full or in part, of the Obligations.

XII.    MISCELLANEOUS

12.1    Governing Law; Jurisdiction; Service of Process; Venue

The Loan Documents shall be governed by and construed in accordance with the internal laws of the State of Maryland without giving effect to its choice of law provisions. Any judicial proceeding against Borrower with respect to the Obligations, any Loan Document or any related agreement may be brought in any federal or state court of competent jurisdiction located in the State of

Maryland. By execution and delivery of each Loan Document to which it is a party, Borrower (i) accepts the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any judgment rendered thereby, (ii) waives personal service of process, (iii) agrees that service of process upon it may be made by certified or registered mail, return receipt requested, pursuant to Section 12.5 hereof, (iv) waives any objection to jurisdiction and venue of any action instituted hereunder and agrees not to assert any defense based on lack of jurisdiction, venue or convenience, and (v) agrees that this loan was made in Maryland, that Lender has accepted in Maryland Loan Documents executed by Borrower and has disbursed Advances under the Loan Documents in Maryland. Nothing shall affect the right of Lender to serve process in any manner permitted by law or shall limit the right of Lender to bring proceedings against Borrower in the courts of any other jurisdiction having jurisdiction. Any judicial proceedings against Lender involving, directly or indirectly, the Obligations, any Loan Document or any related agreement shall be brought only in a federal or state court located in the State of Maryland. All parties acknowledge that they participated in the negotiation and drafting of this Agreement and that, accordingly, no party shall move or petition a court construing this Agreement to construe it more stringently against one party than against any other.

12.2    Successors and Assigns; Participations; New Lenders

The Loan Documents shall inure to the benefit of Lender, Transferees and all future holders of any Note, the Obligations and/or any of the Collateral, and each of their respective successors and assigns. Each Loan Document shall be binding upon the Persons other than Lender that are parties thereto and their respective successors and assigns, and no such Person may assign, delegate or transfer any Loan Document or any of its rights or obligations thereunder without the prior written consent of Lender. No rights are intended to be created under any Loan Document for the benefit of any third party donee, creditor or incidental beneficiary of Borrower or any Guarantor. Nothing contained in any Loan Document shall be construed as a delegation to Lender of any other Person’s duty of performance. SUBJECT TO THIS SECTION 12.2, BORROWER ACKNOWLEDGES AND AGREES THAT LENDER AT ANY TIME AND FROM TIME TO TIME MAY (I) DIVIDE AND RESTATE ANY NOTE, AND/OR (II) SELL, ASSIGN OR GRANT PARTICIPATING INTERESTS IN OR TRANSFER ALL OR ANY PART OF ITS RIGHTS OR OBLIGATIONS UNDER ANY LOAN DOCUMENT, NOTE, THE OBLIGATIONS AND/OR THE COLLATERAL TO OTHER PERSONS (EACH SUCH TRANSFEREE, ASSIGNEE OR PURCHASER, A “TRANSFEREE”). Each Transferee shall have all of the rights and benefits with respect to the Obligations, Notes, Collateral and/or Loan Documents held by it as fully as if the original holder thereof, and either Lender or any Transferee shall be designated as the sole agent to manage the transactions and obligations contemplated therein; provided that, notwithstanding anything to the contrary in any Loan Document, (i) Lender or the applicable Transferee shall bear all expenses related to the sale, assignment or granting of a participating interest in the Obligations and Loan Documents, (ii) Borrower shall not be obligated to pay under this Agreement to any Transferee any sum in excess of the sum which Borrower would have been obligated to pay to Lender had such sale, assignment or granting of a participation not been effected, (iii) Lender and each Transferee shall agree that one agent shall be appointed by them, which agent shall act on their collective behalf in making all decisions and taking all actions under the Loan Documents, including, without limitation, the (a) granting of waivers and consents under the Loan Documents, (b) making of amendments, supplements and modifications to the Loan Documents, (c) declaration and recission of Events of Default, and (d) enforcing the rights of the Lender under the Loan Documents, unless in each case the decision or action of such agent would affect the Lender and Transferee(s) interest in the Loan Documents disproportionately to one another and (vi) Lender shall provide prior written notice to Borrower of any such sale, assignment or granting of a participation indicating the name of the proposed Transferee and shall obtain such Transferee’s written agreement to the foregoing terms. Notwithstanding any other provision of any Loan Document, Lender may disclose to any Transferee all information, reports, financial statements, certificates and documents obtained under any provision of any Loan Document.

12.3    Application of Payments

To the extent that any payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Lender. Any payments with respect to the Obligations received shall be credited and applied in such manner and order as Lender shall decide in its sole discretion.

12.4    Indemnity

Borrower shall indemnify Lender, its Affiliates and its and their respective managers, members, officers, employees, Affiliates, agents, representatives, successors, assigns, accountants and attorneys (collectively, the “Indemnified Persons”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel and reasonable in-house documentation and diligence fees and legal expenses) which may be imposed on, incurred by or asserted against any Indemnified Person with respect to or arising out of, or in any litigation, proceeding or investigation instituted or conducted by any Person with respect to any aspect of, or any transaction contemplated by or referred to in, or any matter related to, any Loan Document or any agreement, document or transaction contemplated thereby, whether or not such Indemnified Person is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of such Indemnified Person. If any Indemnified Person uses in-house counsel for any purpose for which Borrower is responsible to pay or indemnify, Borrower expressly agrees that its indemnification obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by such Indemnified Person in its sole discretion for the work performed. Lender agrees to give Borrower reasonable notice of any event of which Lender becomes aware for which indemnification may be required under this Section 12.4, and Borrower may elect (but is not obligated) to direct the defense thereof, provided that the selection of counsel shall be subject to Lender’s consent, which consent shall not be unreasonably withheld or delayed. Any Indemnified Person may, in its reasonable discretion, take such actions as it deems necessary and appropriate to investigate, defend or settle any event or take other remedial or corrective actions with respect thereto as may be necessary for the protection of such Indemnified Person or the Collateral. Notwithstanding the foregoing, if any insurer agrees to undertake the defense of an event (an “Insured Event”), Lender agrees not to exercise its right to select counsel to defend the event if that would cause Borrower’s insurer to deny coverage; provided, however, that Lender reserves the right to retain counsel to represent any Indemnified Person with respect to an Insured Event at its sole cost and expense. To the extent that Lender obtains recovery from a third party other than an Indemnified Person of any of the amounts that Borrower has paid to Lender pursuant to the indemnity set forth in this Section 12.4, then Lender shall promptly pay to such Borrower the amount of such recovery.

12.5    Notice

Any notice or request under any Loan Document shall be given to any party to this Agreement at such party’s address set forth beneath its signature on the signature page to this Agreement, or at such other address as such party may hereafter specify in a notice given in the manner required under this Section 12.5. Any notice or request hereunder shall be given only by, and shall be deemed to have been received upon (each, a “Receipt”): (i) registered or certified mail, return receipt requested, on the date on which such received as indicated in such return receipt, (ii) delivery by a nationally recognized overnight courier, one (1) Business Day after deposit with such courier, or (iii) facsimile or electronic transmission, in each case upon telephone or further electronic communication from the recipient acknowledging receipt (whether automatic or manual from recipient), as applicable.

12.6    Severability; Captions; Counterparts; Facsimile Signatures

If any provision of any Loan Document is adjudicated to be invalid under applicable laws or regulations, such provision shall be inapplicable to the extent of such invalidity without affecting the validity or enforceability of the remainder of the Loan Documents which shall be given effect so far as possible. The captions in the Loan Documents are intended for convenience and reference only and shall not affect the meaning or interpretation of the Loan Documents. The Loan Documents may be executed in one or more counterparts (which taken together, as applicable, shall constitute one and the same instrument) and by facsimile transmission, which facsimile signatures shall be considered original executed counterparts. Each party to this Agreement agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of each other party.

12.7    Expenses

Borrower shall pay, whether or not the Closing occurs, all reasonable costs and expenses incurred by Lender and/or its Affiliates in connection with this Agreement and the other Loan Documents, including, without limitation, documentation and diligence fees and expenses, all search, audit, appraisal, recording, professional and filing fees and expenses and all other out-of-pocket charges and expenses (including, without limitation, UCC and judgment and tax lien searches and UCC filings and fees for post-Closing UCC and judgment and tax lien searches and wire transfer fees and audit expenses), and reasonable attorneys’ fees and expenses, (i) in any effort to enforce, protect or collect payment of any Obligation or to enforce any Loan Document or any related agreement, document or instrument, (ii) in connection with entering into, negotiating, preparing, reviewing and executing the Loan Documents and/or any related agreements, documents or instruments, (iii) arising in any way out of administration of the Obligations, (iv) in connection with instituting, maintaining, preserving, enforcing and/or foreclosing on Lender’s Liens in any of the Collateral or securities pledged under the Loan Documents, whether through judicial proceedings or otherwise, (v) in defending or prosecuting any actions, claims or proceedings arising out of or relating to Lender’s transactions with Borrower, (vi) in seeking, obtaining or receiving any advice with respect to its rights and obligations under any Loan Document and any related agreement, document or instrument, and/or (vii) in connection with any modification, restatement, supplement, amendment, waiver or extension of any Loan Document and/or any related agreement, document or instrument. All of the foregoing shall be charged to Borrower’s account and shall be part of the Obligations. If Lender or any of its Affiliates uses in-house counsel for any purpose under any Loan Document for which Borrower is responsible to pay or indemnify, Borrower expressly agrees that its Obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Lender or such Affiliate in its sole discretion for the work performed. Without limiting the foregoing, Borrower shall pay all taxes (other than taxes based upon or measured by Lender’s income or revenues or any personal property tax), if any, in connection with the issuance of any Note and the filing and/or recording of any documents and/or financing statements. Notwithstanding the foregoing, in the event the Closing does not occur, the maximum costs and expenses that Borrower will pay shall be $40,000.

12.8    Entire Agreement

This Agreement, the other Loan Documents to which Borrower is a party and that certain Letter Agreement between Borrower and Lender, dated as of the Closing Date, constitute the entire agreement between Borrower and Lender with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings, if any, relating to the subject matter hereof or thereof.

Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing signed by Borrower and Lender. No provision of this Agreement may be changed, modified, amended, restated, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing or in any other manner other than by an agreement in writing signed by Lender and Borrower. Each party hereto acknowledges that it has been advised by counsel in connection with the negotiation and execution of this Agreement and is not relying upon oral representations or statements inconsistent with the terms and provisions hereof.

12.9    Lender Approvals

Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Lender with respect to any matter that is subject of any Loan Document may be granted or withheld by Lender in its sole and absolute discretion.

12.10  Confidentiality and Publicity

(a)  Borrower agrees, and agrees to cause each of its Affiliates, (i) not to transmit or disclose provision of any Loan Document to any Person (other than to Borrower’s advisors and officers on a need-to-know basis) without Lender’s prior written consent, (ii) to inform all Persons of the confidential nature of the Loan Documents and to direct them not to disclose the same to any other Person and to require each of them to be bound by these provisions; provided, however, that Lender acknowledges that Borrower intends to file a copy of this Agreement as an exhibit to its periodic reports and will be required to refer to certain material provisions of the Loan Documents in its SEC filings from time to time, and no consent of Lender is required in connection with these disclosures (the “SEC Disclosures”). Lender reserves the right to review and approve all materials that Borrower or any of its Affiliates prepares that contain Lender’s name or describe or refer to any Loan Document, any of the terms thereof or any of the transactions contemplated thereby, other than the SEC Disclosures. Borrower shall not, and shall not permit any of its Affiliates to, use Lender’s name (or the name of any of Lender’s Affiliates) in connection with any of its business operations, other than the SEC Disclosures. Nothing contained in any Loan Document is intended to permit or authorize Borrower or any of its Affiliates to contract on behalf of Lender. Further, Borrower hereby agrees that Lender or any Affiliate of Lender may (i) disclose a general description of transactions arising under the Loan Documents for advertising, marketing or other similar purposes and (ii) use Borrower’s or any Guarantor’s name, logo or other indicia germane to such party in connection with such advertising, marketing or other similar purposes.

(b)  Lender agrees that it shall keep confidential any proprietary information given to it by Borrower (including information given to it pursuant to Section 6.7 or Section 6.1 or otherwise); provided, however, that this restriction shall not apply to information which (i) has at the time in question entered the public domain other than by reason of breach of this provision by Lender, (ii) is required to be disclosed by law or by any order, rule or regulation of any court or governmental agency, or authority, or is disclosed to any Transferee, Affiliates, lenders and other funding sources of Lender, auditors, attorneys, or agents of Lender so long as Lender requests that such Person or Persons keep such information confidential in accordance with the terms of the confidentiality provisions of this Section 12.10. With respect to clause (ii) of the preceding sentence, Lender shall promptly notify Borrower and shall use commercially reasonable efforts to obtain or provide Borrower with the opportunity to obtain confidential treatment of such information by the court, governmental agency, authority or other disclosee.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the parties has duly executed this Revolving Credit and Security Agreement as of the date first written above.

WOMEN FIRST HEALTHCARE, INC.

By:	/S/ CHARLES M. CAPORALE
	Name:	Charles M. Caporale
	Its:	Vice President, Chief Financial Officer, Treasurer and Secretary
Address for Notices for Borrower: 12220 El Camino Real, Suite 400 San Diego, CA 92130 Attention: President Telephone: (858) 509-1171 FAX: (858) 509-1353

CAPITALSOURCE FINANCE LLC

By:	/S/ KATHLEEN M. MIKO
	Name:	Kathleen M. Miko
	Its:	Vice President

Address for Notices:
CapitalSource Finance LLC
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
Attention: Healthcare Finance Group, Portfolio Manager
Telephone: (301) 841-2700
FAX: (301) 841-2340
E-Mail: aheller@capitalsource.com

ANNEX

Annex I	—	Financial Covenants

EXHIBITS

Exhibit A	—	Borrowing Certificate

SCHEDULES

Schedule 2.4	—	Borrower’s Accounts

Schedule 5.2	—	Required Consents

Schedule 5.3	—	Directors, Officers and Joint Ventures

Schedule 5.4	—	Real Property Owned or Leased; Leases

Schedule 5.5	—	Defaults; Service Fees; Managers

Schedule 5.6	—	Litigation

Schedule 5.8	—	Taxes

Schedule 5.11	—	Intellectual Property

Schedule 5.15	—	Existing Indebtedness

Schedule 5.16	—	Other Agreements

Schedule 5.17	—	Insurance

Schedule 5.18A	—	Corporate Names

Schedule 5.18B	—	Places of Business

Schedule 6.8	—	Further Assurances/Post Closing

Schedule 7.2	—	Permitted Indebtedness

Schedule 7.3	—	Permitted Liens

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ANNEX I

FINANCIAL COVENANTS

1)        Minimum Outstanding Balance on the Revolving Facility

From and after the first month after the Closing Date, the aggregate Advances outstanding at any one time shall not be less than the lesser of (i) 100% of Availability or (ii) $1,500,000.

2)        Minimum EBITDA

Borrower shall not, and shall not permit any of its Subsidiaries to, permit Actual EBITDA for Borrower for the period of four consecutive Fiscal Quarters ending on each date specified below to be less than the amount set forth opposite such period below:

Date	Actual EBITDA Amount
March 31, 2003	$11.3 million
June 30, 2003	$12.3 million
September 30, 2003	$13.3 million
December 31, 2003	$14.5 million
March 31, 2004	$15.5 million
June 30, 2004	$16.5 million
September 30, 2004	$17.5 million
December 31, 2004	$18.5 million
March 31, 2005	$18.5 million
June 30, 2005	$18.5 million

3)        Fixed Charge Coverage Ratio (EBITDA/Fixed Charges)

Borrower shall not, and shall not permit any of its Subsidiaries to, permit the Fixed Charge Coverage Ratio of Borrower for the period of four consecutive Fiscal Quarters ending on each date specified below to be less than the amount set forth opposite such period below:

Date	Fixed Charge Coverage
March 31, 2003	2.0:1
June 30, 2003	2.0:1
September 30, 2003	2.0:1
December 31, 2003	1.75:1
March 31, 2004	2.0:1
June 30, 2004	2.0:1
September 30, 2004	2.0:1
December 31, 2004	2.0:1
March 31, 2005	2.0:1
June 30, 2005	2.0:1

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4)        Net Worth

Until full performance and satisfaction, and payment in full in cash, of all the Obligations, Borrower shall not, and shall not permit any of its Subsidiaries to permit Adjusted Net Worth of Borrower, as of the end of any Fiscal Quarter of Borrower, to be less than 90% of the Net Worth of Borrower as of June 30, 2002, increasing at the end of fiscal 2002 by 50% of Consolidated Net Income from July 1, 2002 to the end of fiscal 2002 and at the end of each Fiscal Year thereafter by 50% of the Consolidated Net Income; provided that no adjustment shall be made for any period in which Borrower has negative Consolidated Net Income.

5)        Capital Expenditures and Operating Leases

The Borrower shall not, and shall not permit any of its Subsidiaries to, make any Capital Expenditures, during the Fiscal Years ending on each date specified below to exceed the amount set forth opposite such period below:

Fiscal Year	Capital Expenditures
2003	$1.75 million
2004	$1.75 million

For purposes of the covenants set forth in this Annex I, the terms listed below shall have the following meanings:

“Actual EBITDA” means, with respect to any Person, for any period, an amount equal to (a) the sum of (1) Consolidated Net Income for such period; plus (2) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (1) hereof; plus (3) Consolidated Interest Expense; provided, however, for purposes of this definition only, that dividends or distributions paid on Disqualified Capital Stock shall not be included in the definition of Consolidated Interest Expense to the extent such dividends or distributions have not been included in the computation of Consolidated Net Income for such period; plus (4) depreciation for such period on a consolidated basis; plus (5) amortization of intangibles for such period on a consolidated basis; plus (6) the accretion of stated value and dividends, if any, on the Preferred Stock and dividends on any other class or series of preferred stock; plus (7) any other non-cash items reducing Consolidated Net Income for such period; minus (b) the sum of (1) interest income for such period, and (2) all non-cash items increasing Consolidated Net Income for such period.

“Adjusted Net Worth” means, with respect to any Person, the Net Worth of such Person, at any time, plus the sum of (i) cumulative charges associated with any write-downs or write-offs of impaired assets or assets previously used in discontinued operations made in accordance with FASB 142 under GAAP incurred by such Person since July 1, 2002 and (ii) cumulative charges associated with the early extinguishment of debt incurred by such Person since July 1, 2002.

“Capital Expenditure” means any amount paid or incurred in connection with the purchase of real estate, plant, machinery, equipment or the expenditures in connection with moving the manufacturing of a product from the former owner of the product to a contract manufacturer or other similar expenditure (including all renewals, improvements and replacements thereto, and all obligations under any lease of any of the foregoing) which would be required to be capitalized and shown on the consolidated balance sheet of Borrower in accordance with GAAP.

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“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of corporate stock or membership interests, as the case may be, including each class of common stock and preferred stock of such Person.

“Capitalized Lease Obligations” means with respect to any Person, Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

“Cash Interest Expense” shall mean, for any Person for any period, interest expense for such period, determined on a consolidated basis in accordance with GAAP, excluding (a) interest paid in kind or by accretion or addition to principal, (b) amortization of commissions, discounts, fees, costs and other charges paid in connection with the incurrence of Indebtedness and (c) other interest costs not paid in cash.

“Consolidated Interest Expense” means, with respect to any Person, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption “interest expense” or any like caption on an income statement for such Person and its Subsidiaries on a consolidated basis (including, but not limited to:

(1)    imputed interest included in Capitalized Lease Obligations;

(2)    all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(3)    the net costs associated with Interest Rate Agreements and other hedging obligations;

(4)    amortization of debt issuance costs fees and expenses;

(5)    the interest portion of any deferred payment obligation;

(6)    amortization of discount or premium, if any; and

(7)    all other non-cash interest expense (other than interest allocated to cost of sales));

plus, without duplication, all net capitalized interest for such period and all interest incurred or paid under any guarantee of Indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person, plus the amount of all dividends or distributions paid on Disqualified Capital Stock (other than dividends paid or payable in shares of Capital Stock of Borrower).

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that (a) (1) the equity of the Person in question in the Net Income of any other Person (the “other Person”) in which the Person in question or any of its Subsidiaries has less than a 100% interest (which interest is not sufficient to cause the Net Income of such other Person to be consolidated into the Net Income of the Person in question in accordance with GAAP) for such period shall be included in such Person’s Consolidated Net Income only to the extent of the amount of dividends or distributions actually paid to the Person in question or the Subsidiary (subject, in the case of a dividend or distribution to a Subsidiary, to the limitations contained in clause (b) of this

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definition of “Consolidated Net Income”), and (2) such Person’s equity in a net loss of any such Person for such period shall be included in determining such Person’s Consolidated Net Income; (b) the Net Income of any Subsidiary of the Person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation, except that (1) subject to the limitations contained in subclause (b)(2) of this definition of “Consolidated Net Income”, the equity of such Person in the Net Income of any such Subsidiary for such period shall be included in such Person’s Consolidated Net Income to the extent of dividends or distributions that could have been paid by such Subsidiary during such period to such Person or another Subsidiary (subject, in the case of a dividend or distribution to another Subsidiary, to the limitations contained in this clause), and (2) such Person’s equity in a net loss of any such Subsidiary for such period shall be included in determining such Consolidated Net Income; (c) any net gain or loss resulting from an asset sale by the Person in question or any of its Subsidiaries other than in the ordinary course of business shall be excluded; (d) extraordinary gains and losses shall be excluded; (e) charges associated with any write-downs or write-offs of impaired assets or assets previously used in discontinued operations made in accordance with GAAP shall be excluded; (f) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) shall be excluded; (g) charges associated with the early extinguishment of debt shall be excluded; and (h) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor entity prior to such consolidation, merger or transfer of assets shall be excluded.

“Disqualified Capital Stock” shall mean any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holders), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in whole or in part, on or prior to the expiration of the Term for cash or securities constituting Indebtedness.

“Existing Secured Debt” means any Indebtedness outstanding on the Closing Date pursuant to the Securities Purchase Agreement dated June 29, 2001 between Borrower and Elan Pharma International Limited and the Senior Secured Promissory Note dated November 15, 2001 issued by Borrower to American Home Products Corporation.

“Fiscal Quarter” means each quarterly accounting period of each fiscal year of Borrower.

“Fixed Charge Coverage Ratio” means for any Person for any period, a fraction, the numerator of which is Actual EBITDA of such Person for such period plus the aggregate amount of rental expenses actually incurred by such Person and its Subsidiaries during such period, and the denominator of which is Fixed Charges for such period.

“Fixed Charges” means for any Person for any period, the sum of (a) regularly scheduled mandatory principal payments on Indebtedness of such Person and its Subsidiaries for such period, excluding the regularly scheduled mandatory principal payment of $3.25 million due in November 2002 to American Home Products Corporation under the Existing Secured Debt held by American Home Products Corporation, (b) the aggregate amount of any optional prepayments of Indebtedness of such Person and its Subsidiaries made during such period, (c) the amount of taxes actually paid in cash by such Person or any Subsidiary during such period, (d) Cash Interest Expense for such period, (e) Capital Expenditures actually made by such Person and its Subsidiaries during such period and (f) rental expenses actually incurred by such Person and its Subsidiaries during such period, in each case determined on a consolidated basis in accordance with GAAP.

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“Interest Rate Agreement” means, with respect to any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect the party indicated therein against fluctuations in interest rates.

“Net Income” means, with respect to any Person, for any period, the net income (loss) available to common stockholders of such Person determined in accordance with GAAP.

“Net Worth” means, with respect to any Person, at any time, the consolidated stockholders’ equity of such Person at such time, determined in accordance with GAAP, except that there shall be deducted any amount of treasury stock reflected as an asset at such time.

“Preferred Stock” means the Senior Convertible Redeemable Preferred Stock, Series A of Borrower.

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APPENDIX A

DEFINITIONS

“Accounts” shall mean all “accounts” (as defined in the UCC) of Borrower (or, if referring to another Person, of such other Person), including without limitation,    , accounts receivables, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, Instruments, General Intangibles or Chattel Paper), in each case whether arising out of goods sold or services rendered, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

“Account Debtor” shall mean any Person who is obligated under an Account.

“Advance” shall mean a borrowing under the Revolving Facility. Any amounts paid by Lender on behalf of Borrower or any Guarantor under any Loan Document shall be an Advance for purposes of the Agreement.

“Affiliate” shall mean, as to any Person, any other Person (a) that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, (b) who is a director or officer of such Person, or (c) which, directly or indirectly through one or more intermediaries, is the beneficial or record owner (as defined in Rule 13d-3 of the Exchange Act, as the same is in effect on the date hereof) of ten percent (10%) or more of any class of the outstanding voting stock, securities or other equity or ownership interests of such Person. For purposes of this definition, the term “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through ownership of securities or other interests, by contract or otherwise.

“Applicable Rate” shall mean the interest rates applicable from time to time to Advances under the Agreement.

“As We Change” shall mean As We Change, LLC, a Delaware limited liability company.

“Books and Records” shall mean Borrower’s books and records specifically relating to Accounts, including, but not limited to, ledgers, records indicating, summarizing, or evidencing Borrower’s Accounts and all computer programs, disc or tape files, printouts, runs, and other computer prepared information with respect to the foregoing and any software necessary to operate the same.

“Borrowing Base” shall mean, as of any date of determination, the net collectible U.S. Dollar value of Eligible Receivables, as determined with reference to the most recent Borrowing Certificate and otherwise in accordance with the Agreement; provided, however, that if as of such date the most recent Borrowing Certificate is of a date more than four (4) Business Days before or after such date, the Borrowing Base shall be determined by Lender in its Permitted Discretion.

“Borrowing Certificate” shall mean a Borrowing Certificate substantially in the form of Exhibit A.

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“Business Day” shall mean any day other than a Saturday, Sunday or other day on which the Federal Reserve or banks in Maryland are closed.

“Capital Expenditures” shall mean, for any test period, the sum (without duplication) of all expenditures (whether paid in cash or accrued as liabilities) during the test period that are or should be treated as capital expenditures under GAAP.

“Capital Lease” shall mean, as to any Person, a lease of any interest in any kind of property or asset by that Person as lessee that is, should be or should have been recorded as a “capital lease” in accordance with GAAP.

“Capitalized Lease Obligations” shall mean all obligations of any Person under Capital Leases, in each case, taken at the amount thereof accounted for as a liability in accordance with GAAP.

“Change of Control” shall mean, with respect to Borrower or any Guarantor, the occurrence of any of the following: (i) a merger, consolidation, reorganization, recapitalization or share or interest exchange, sale or transfer or any other transaction or series of transactions in which its stockholders, managers, partners or interest holders immediately prior to such transaction or series of transactions receive, in exchange for the stock or interests owned by them, cash, property or securities of the resulting or surviving entity or any Affiliate thereof, and, as a result thereof, Persons who, individually or in the aggregate, were holders of 50% or more of its voting stock or voting membership interests immediately prior to such transaction or series of transactions hold less than 50% of the voting stock or voting membership interests of the resulting or surviving entity or such Affiliate thereof, calculated on a fully diluted basis, (ii) a direct or indirect sale, transfer or other conveyance or disposition, in any single transaction or series of transactions, of all or substantially all of its assets, or (iii) the initial public offering of its common stock after the date hereof.

“Charter and Good Standing Documents” shall mean, for Borrower (i) a copy of the certificate of incorporation or formation (or other charter document) certified as of a date satisfactory to Lender before the Closing Date by the applicable Governmental Authority of the jurisdiction of incorporation or organization of such Borrower, (ii) a copy of the bylaws or similar organizational documents of certified as of a date satisfactory to Lender before the Closing Date by the corporate secretary or assistant secretary of such Borrower, (iii) an original certificate of good standing as of a date acceptable to Lender issued by the applicable Governmental Authority of the jurisdiction of incorporation or organization of such Borrower and of every other jurisdiction in which such Borrower has an office or is otherwise required to be in good standing, and (iv) copies of the resolutions of the Board of Directors or managers (or other applicable governing body) and, if required, stockholders, members or other equity owners authorizing the execution, delivery and performance of the Loan Documents to which such Borrower is a party, certified by an authorized officer of such Person as of the Closing Date.

“CIBC Secured Notes” shall mean those certain Senior Secured Notes due September 30, 2005 issued under the Note and Warrant Purchase Agreement dated June 25, 2002.

“Closing” shall mean the satisfaction, or written waiver by Lender, of all of the conditions precedent set forth in the Agreement required to be satisfied prior to the consummation of the transactions contemplated hereby.

“Closing Date” shall mean the date the Closing occurs.

“Collateral” shall have the meaning ascribed to such term in Section 2.9.

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“Debtor Relief Law” shall mean, collectively, the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, as amended from time to time.

“Default” shall mean any event, fact, circumstance or condition that, with the giving of applicable notice or passage of time or both, would constitute or be or result in an Event of Default.

“Distribution” shall mean any fee, payment, bonus or other remuneration of any kind, and any repayment of or debt service on loans or other indebtedness.

“Eligible Receivables” shall mean each Account arising in the ordinary course of Borrower’s business from the sale of goods or rendering of services which Lender, in its Permitted Discretion, deems an Eligible Receivable unless:

(a)  it is not subject to a valid perfected first priority security interest in favor of Lender, and subject to no other Lien;

(b)  it is not evidenced by an invoice, statement or other documentary evidence satisfactory to Lender; provided, that Lender in its sole discretion may from time to time include Accounts that are not evidenced by an invoice, statement or other documentary evidence satisfactory to Lender as Eligible Receivables and determine the advance rate, liquidity factors and reserves applicable to Advances made on any such Accounts;

(c)  it or any portion thereof (in which case only such portion shall not be an Eligible Receivable) is payable by a beneficiary, recipient or subscriber individually and not directly by a commercial pharmaceutical distributor acceptable to Lender (it being understood by the parties that QK Healthcare, Inc., Cardinal Health, Inc. and McKesson Drug Operations are acceptable to Lender);

(d)  it arises out of services rendered or a sale made to, or out of any other transaction between Borrower or any of its Subsidiaries and, one or more Affiliates of Borrower or any of its Subsidiaries;

(e)  it remains unpaid for longer than the earlier of 90 calendar days after the invoice date;

(f)  with respect to all Accounts owed by any particular Account Debtor and/or its Affiliates, if more than fifty percent (50%) of the aggregate balance of all such Accounts owing from such Account Debtor and/or its Affiliates remain unpaid for longer 90 calendar days after the invoice date;

(g)  with respect to all Accounts owed by any particular Account Debtor and/or its Affiliates, 25% or more of all such Accounts are not deemed Eligible Receivables for any reason hereunder;

(h)  with respect to all Accounts owed by any particular Account Debtor and/or its Affiliates, if such Accounts exceed 20% of the net collectible dollar value of all Eligible Receivables at any one time (other than the Accounts owed by McKesson Drug Operations, which shall not exceed 40%, QK Healthcare, Inc. which shall not exceed 30%, and Cardinal Health, which shall not exceed 25% of the net collectible dollar value of all Eligible Receivables);

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(i)   any covenant, agreement, representation or warranty contained in any Loan Document with respect to such Account has been breached and remains uncured;

(j)   the Account Debtor for such Account has commenced a voluntary case under any Debtor Relief Law or has made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in respect of such Account Debtor in an involuntary case under any Debtor Relief Law, or any other petition or application for relief under any Debtor Relief Law has been filed against such Account Debtor, or such Account Debtor has failed, suspended business, ceased to be solvent, called a meeting of its creditors, or has consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs, or Borrower, in the ordinary course of business, should have known of any of the foregoing;

(k)   it arises from the sale of property or services rendered to one or more Account Debtors outside the continental United States or that have their principal place of business or chief executive offices outside the continental United States;

(l)   it represents the sale of goods or rendering of services to an Account Debtor on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by Chattel Paper or an Instrument of any kind or has been reduced to judgment (it being understood that Accounts with customary right of return in accordance with pharmaceutical industry practice will not be disqualified as Eligible Receivables);

(m)   the applicable Account Debtor for such Account is any Governmental Authority, unless rights to payment of such Account have been assigned to Lender pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Section 3727, et seq. and 41 U.S.C. Section 15, et seq.), or otherwise all with applicable statutes or regulations respecting the assignment of Government Accounts have been complied with;

(n)   it is subject to any known offset, credit (including any resource or other income credit or offset) deduction, defense, discount, chargeback, freight claim, allowance, adjustment, dispute or counterclaim, or is contingent in any respect or for any reason, but only to such extent;

(o)   there is any agreement with an Account Debtor for any deduction from such Account, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each invoice related thereto, such that only the discounted amount of such Account after giving effect to such discounts and allowances shall be considered an Eligible Receivable;

(p)   any return, rejection or repossession of goods or services related to it has occurred, but only to such extent;

(q)   it is not payable to Borrower;

(r)   Borrower has agreed to accept or has accepted any non-cash payment for such Account;

(s)   with respect to any Account arising from the sale of goods, the goods have not been shipped to the Account Debtor or its designee;

(t)   with respect to any Account arising from the performance of services, the services have not been actually performed or the services were undertaken in violation of any law; or

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(u)  such Account fails to meet such other specifications and requirements which may from time to time be established by Lender or is not otherwise satisfactory to Lender, as determined in Lender’s Permitted Discretion upon five (5) Business Days’ notice to Borrower; provided, however, that any failure of Lender to provide such notice or communication shall not negate the effectiveness or application of any such specifications, requirements or determinations, result in any liability of Lender or otherwise release or excuse Borrower from its Obligations.

“Environmental Laws” shall mean, collectively and each individually, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, any other “Superfund” or “Superlien” law and all other federal, state and local and foreign environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances, in each case, as amended, and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of Governmental Authorities with respect thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” shall mean the occurrence of any event set forth in Article VIII.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Valuation” shall mean the determination of the value of the consolidated assets of a Person on the basis of the amount which may be realized by a willing seller within a reasonable time through collection or sale of such assets at market value on a going concern basis to an interested buyer who is willing to purchase under ordinary selling conditions in an arm’s length transaction.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time as applied by nationally recognized accounting firms.

“Government Account” shall be defined to mean all Accounts arising out of or with respect to any Government Contract.

“Government Contract” shall be defined to mean all contracts with the United States Government or with any agency thereof, and all amendments thereto.

“Governmental Authority” shall mean any federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.

“Guarantor” shall mean, collectively and each individually, all guarantors of the Obligations or any part thereof, including, without limitation, As We Change.

“Guaranty” shall mean, collectively and each individually, all guarantees executed by any Guarantors.

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“Hazardous Substances” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials as defined in or subject to any applicable Environmental Law.

“Indebtedness” of any Person shall mean, without duplication, (a) all items which, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of the balance sheet of such Person as of the date as of which Indebtedness is to be determined, including any lease which, in accordance with GAAP would constitute Indebtedness, (b) all indebtedness secured by any mortgage, pledge, security, Lien or conditional sale or other title retention agreement to which any property or asset owned or held by such Person is subject, whether or not the indebtedness secured thereby shall have been assumed, (c) all indebtedness of others which such Person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, stock, equity or other ownership interest purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable. Notwithstanding any other provision of the foregoing definition, any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business shall not be deemed to be Indebtedness of Borrower or any of its Subsidiaries for purposes of this definition.

“Insurer” shall mean a Person that insures another Person against any costs incurred in the receipt by such other Person of services, or that has an agreement with Borrower to compensate it for providing services to such Person.

“Landlord Waiver and Consent” shall mean a waiver/consent in form and substance satisfactory to Lender from the owner/lessor of any premises not owned by Borrower at which any of the Collateral is now or hereafter located for the purpose of providing Lender access to such Collateral, in each case as such may be modified, amended or supplemented from time to time.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, restriction, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof), or any other arrangement pursuant to which title to the property is retained by or vested in some other Person for security purposes.

“Loan” or “Loans” shall mean, individually and collectively, all Advances under the Revolving Facility.

“Loan Documents” shall mean, collectively and each individually, the Agreement, the Notes, the Security Documents, the Guaranty, the Lockbox Agreements, the Uniform Commercial Code Financing Statements, the Landlord Waiver and Consents, the Borrowing Certificates, and all other agreements, documents, instruments and certificates heretofore or hereafter executed or delivered to Lender in connection with any of the foregoing or the Loans, as the same may be amended, modified or supplemented from time to time.

“Lockbox Accounts” shall mean the accounts maintained by Borrower at the Lockbox Banks into which all collections or payments on its Accounts and other Collateral are paid.

“Material Adverse Effect” or “Material Adverse Change” shall mean any event, condition or circumstance or set of events, conditions or circumstances or any change(s) which (i) has, had or would reasonably be expected to have any material adverse effect upon or change in the validity or

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enforceability of any Loan Document, (ii) has been or would reasonably be expected to be material and adverse to the value of any of the Collateral or to the business, operations, properties, assets, liabilities or condition of Borrower, either individually or taken as a whole, or (iii) has materially impaired or would reasonably be expected to materially impair the ability of Borrower to perform the Obligations or to consummate the transactions under the Loan Documents executed by such Person.

“Minimum Termination Fee” shall mean (for the time period indicated) the amount equal to (i) 3.0% of the Facility Cap, if the date of notice of such termination by Borrower is after the Closing Date but before the first anniversary of the Closing Date; (ii) 2.0% of the Facility Cap, if the date of notice of such termination by Borrower is after first anniversary of the Closing Date but before the second anniversary of the Closing Date; and (ii) 1.0% of the Facility Cap, if the date of notice of such termination by Borrower is on or after the second anniversary of the Closing Date.

“Note” shall mean, collectively and each individually, the promissory note(s) payable to the order of Lender executed by Borrower evidencing the Revolving Facility, as the same may be modified, amended or supplemented from time to time.

“Obligations” shall mean all shall mean all present and future obligations, Indebtedness and liabilities of Borrower and/or Guarantors to Lender at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute or contingent, due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, under any of the Loan Documents or otherwise relating to Notes and/or Loans, including, without limitation, all applicable fees, charges and expenses and/or all amounts paid or advanced by Lender on behalf of or for the benefit of Borrower and/or any Guarantor for any reason at any time, including in each case obligations of performance as well as obligations of payment and interest that accrue after the commencement of any proceeding under any Debtor Relief Law by or against any such Person.

“Payment Office” shall mean initially the address set forth beneath Lender’s name on the signature page of the Agreement, and thereafter, such other office of Lender, if any, which it may designate by notice to Borrower to be the Payment Office.

“Permit” shall mean collectively all licenses, leases, powers, permits, franchises, certificates, authorizations, approvals, certificates of need, provider numbers and other rights.

“Permitted Discretion” shall mean a determination or judgment made by Lender in good faith in the exercise of reasonable (from the perspective of a secured lender) business judgment.

“Permitted Refinancing Indebtedness” means any Indebtedness of Borrower issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Borrower; provided that:

(a)  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith; and

(b)  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Note held by Lender, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of

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payment to, the Note on terms at least as favorable to Lender as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

“Prime Rate” shall mean a fluctuating interest rate per annum equal at all times to the rate of interest announced publicly from time to time by Citibank, N.A. as its base rate; provided, that such rate is not necessarily the best rate offered to its customers, and, should Lender be unable to determine such rate, such other indication of the prevailing prime rate of interest as may reasonably be chosen by Lender; provided, that each change in the fluctuating interest rate shall take effect simultaneously with the corresponding change in the Prime Rate.

“Revolving Facility Maturity Date” shall have the meaning assigned to such term in Section 2.2(b).

“SEC Reports” means Borrower’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2001 and WFHC’s Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2002, June 30, 2002 and September 30, 2002, including all exhibits thereto and those incorporated by reference.

“Security Documents” shall mean the Notes, this Agreement, Lockbox Agreements, Uniform Commercial Code Financing Statements and all other documents or instruments necessary to create or perfect the Liens in the Collateral, as such may be modified, amended or supplemented from time to time.

“Subsidiary” shall mean, (i) as to Borrower, any Person in which more than 50% of all equity, membership, partnership or other ownership interests is owned directly or indirectly by Borrower or one or more of its Subsidiaries, and (ii) as to any other Person, any Person in which more than 50% of all equity, membership, partnership or other ownership interests is owned directly or indirectly by such Person or by one or more of such Person’s Subsidiaries.

“Term” shall mean the period commencing on the date set forth on the first page hereof and ending on August 31, 2005.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of Maryland from time to time.

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